EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

TRIARC COMPANIES, INC.,

GREEN MERGER SUB, INC.

and

WENDY’S INTERNATIONAL, INC.

Dated as of April 23, 2008

Table of Contents

Section 1.5	Articles of Incorporation and Code of Regulations of the Surviving Corporation 3

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ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF TRIARC AND MERGER SUB 30

EXHIBITS

Exhibit A – Form of Triarc Voting Agreement

Exhibit B – Form of Wendy’s Voting Agreement

Exhibit C – Articles of Incorporation of Merger Sub

Exhibit D – Code of Regulations of Merger Sub

Exhibit E – Triarc Charter Amendment

Exhibit F – Triarc Bylaw Amendment

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AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2008 (this “Agreement”), among Triarc Companies, Inc., a Delaware corporation (“Triarc”), Green Merger Sub, Inc. an Ohio corporation and a direct wholly-owned subsidiary of Triarc (“Merger Sub”), and Wendy’s International, Inc., an Ohio corporation (“Wendy’s”).

WHEREAS, pursuant to this Agreement, in accordance with the applicable provisions of the Ohio General Corporation Law (the “OGCL”), Merger Sub will be merged with and into Wendy’s, with Wendy’s as the surviving corporation (the “Merger,” and as a result of the Merger, Wendy’s will become a direct wholly-owned subsidiary of Triarc;

WHEREAS, it is intended for federal income tax purposes that the Merger shall qualify as a reorganization described in Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Wendy’s willingness to enter into this Agreement, (i) Nelson Peltz and Peter May, certain stockholders of Triarc, have entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached as Exhibit A hereto (the “Triarc Voting Agreement”) pursuant to which such stockholders have, among other things, agreed to vote all of the shares of Class A Common Stock and Triarc Class B Common Stock owned by such stockholders at such time in favor of the Triarc Stockholder Approval Matters, and (ii) certain shareholders of Wendy’s have entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached as Exhibit B hereto (the “Wendy’s Voting Agreement”) pursuant to which such shareholders have, among other things, agreed to vote all of the Common Shares owned by such shareholders in favor of the adoption of this Agreement and the Merger;

WHEREAS, the board of directors of Wendy’s (the “Board of Directors”), based on the unanimous recommendation of a special committee of disinterested directors of Wendy’s (the “Special Committee”), has unanimously (excluding abstensions) (i) determined that it is in the best interests of Wendy’s and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend its adoption by the shareholders of Wendy’s;

WHEREAS, the board of directors of Triarc (the “Triarc Board of Directors” “) has unanimously (i) determined that it is in the best interests of Triarc and its stockholders, and declared it advisable, to enter into this Agreement, (ii) declared the Triarc Charter Amendment advisable, (iii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iv) resolved to recommend that the stockholders of Triarc approve the Triarc Stockholder Approval Matters;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the sole shareholder of Merger Sub approve the Merger; and

WHEREAS, Triarc, Merger Sub and Wendy’s desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Triarc, Merger Sub and Wendy’s agree as follows:

ARTICLE I
THE MERGER

Section 1.1         The Merger. At the Effective Time (as defined below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the OGCL, Merger Sub will be merged with and into Wendy’s, whereupon the separate corporate existence of Merger Sub will cease, and Wendy’s will continue as the surviving corporation of the Merger and as a direct wholly-owned subsidiary of Triarc. Wendy’s in its capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Corporation”.

Section 1.2         Closing. The closing of the Merger (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be the later of (x) the second Business Day after the Dissenters Determination Date and (y) the second Business Day after the satisfaction or waiver (to the extent waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if legally permissible) of those conditions) or at such other place, date and time as Wendy’s and Triarc may agree in writing.

Section 1.3         Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio and making all other filings or recordings required under the OGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such later date as the parties shall agree and as shall be set forth in the Certificate of Merger (the time the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4         Effects of the Merger. The effects of the Merger will be as provided in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, at the Effective Time, all the assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority of Wendy’s and Merger Sub shall vest in the Surviving Corporation, and all obligations of Wendy’s and Merger Sub shall become the obligations of the Surviving Corporation, all as provided in the OGCL and the other applicable

Laws of the State of Ohio. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Wendy’s and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Wendy’s and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the properties, assets or rights of Wendy’s and Merger Sub.

Section 1.5         Articles of Incorporation and Code of Regulations of the Surviving Corporation .

(a)           The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit C, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and this Agreement and applicable Law.

(b)          The code of regulations of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit D, shall be the code of regulations of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and this Agreement and applicable Law.

Section 1.6         Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

Section 1.7         Officers. The officers of Wendy’s immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1         Effect of Merger on Capital Stock of Wendy’s and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Wendy’s, Merger Sub or the holders of any securities of Wendy’s or Merger Sub:

(a)           Conversion of Common Shares. Subject to Sections 2.1(b), 2.1(d), 2.1(e), 2.1(f) and 2.2, each common share, without par value, of Wendy’s issued and outstanding immediately prior to the Effective Time (collectively, the “Common Shares”, and each, a “Common Share”), including Restricted Shares, shall at the Effective Time, be converted into and shall thereafter represent the right to receive 4.25 (the “Exchange Ratio”) fully paid and non-assessable shares of Class A Common Stock (the “Merger Consideration”), upon surrender of the certificate(s) representing such Common Shares as provided in this Article II, and all Common Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist.

(b)           Cancellation of Treasury Stock and Triarc and Merger Sub-Owned Shares. Each Common Share that is held by Triarc or any Subsidiary of Triarc immediately prior to the Effective Time or held by Wendy’s or any Subsidiary of Wendy’s (as treasury stock or otherwise) immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof.

(c)           Conversion of Merger Sub Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each common share, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, without par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and those shares of the Surviving Corporation shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing common shares of Merger Sub will for all purposes represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)          Adjustments. If at any time between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Wendy’s or Triarc shall occur as a result of any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period (but not as a result of the settlement of any Wendy’s Share-Based Award or the exercise of any outstanding Wendy’s Stock Option or Triarc capital stock-based award or Triarc capital stock options), the Exchange Ratio will be equitably adjusted to reflect such change.

(e)           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who was a record holder of the Common Shares as to which such shareholder seeks relief as of the date fixed for determination of shareholders entitled to notice of the Wendy’s Meeting and who shall not have voted in favor of adoption of this Agreement at the Wendy’s Meeting and who files with Wendy’s within 10 days after such vote at the Wendy’s Meeting (the “Dissenters Determination Date”), a written demand to be paid the fair cash value for such Common Shares in accordance with Sections 1701.84 and 1701.85 of the OGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), unless and until such shareholder fails to demand payment properly or otherwise loses such shareholder’s rights as a dissenting shareholder, if any, under the OGCL. If any such shareholder fails to perfect or loses any such rights as a dissenting shareholder, that shareholder’s Common Shares shall thereupon be deemed to have been converted as of the Effective Time into only the right to receive at the Effective Time the Merger Consideration, without interest. From and after the Effective Time, each shareholder who has asserted rights as a dissenting shareholder as provided in Sections 1701.84 and 1701.85 of the OGCL shall be entitled only to such rights as are granted under those sections of the OGCL. Wendy’s shall promptly notify Triarc of each shareholder who asserts rights as a dissenting shareholder within three Business Days thereof. Prior to the Effective Time Wendy’s shall not, except with the prior written consent of Triarc, which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any rights of a dissenting shareholder asserted under Section 1701.85 of the OGCL.

(f)           No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Class A Common Stock shall be issued in the Merger. Each holder of Common Shares who otherwise would have been entitled to a fraction of a share of Class A Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)) by the closing price of a share of Class A Common Stock on the NYSE on the date the Merger becomes effective. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Class A Common Stock.

Section 2.2	Exchange of Certificates.

(a)           Appointment of Exchange Agent. Prior to the mailing of the Proxy Statement (as defined herein), Triarc shall appoint a bank or trust company reasonably acceptable to Wendy’s to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

(b)          Letter of Transmittal. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effectuated, and risk of loss and title to the certificates for the Common Shares (the “Certificates”) shall pass only upon proper delivery of the Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) a certificate representing that number of whole shares of Class A Common Stock which such holder has the right to receive with respect to the Common Shares formerly represented by such Certificate after taking into account all Common Shares then held by such holder, and (B) cash in lieu of any fractional shares of Class A Common Stock to which such holder is entitled pursuant to Section 2.1(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d) and the Certificate so surrendered shall forthwith be cancelled.

(c)           Exchange Fund. At or prior to the Effective Time, Triarc shall deposit, or shall cause to be deposited, with the Exchange Agent (pursuant to an agreement in form and substance reasonably acceptable to Triarc and Wendy’s (the “Exchange Agent Agreement”)), in trust for the benefit of holders of the Common Shares, (i) cash in U.S. dollars sufficient to make payments in lieu of any fractional shares pursuant to Section 2.1(f), (ii) certificates representing shares of Class A Common Stock sufficient to issue the Merger Consideration in exchange for all of the Common Shares outstanding immediately prior to the Effective Time (other than the

Cancelled Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Common Shares represented by book-entry (“Book-Entry Shares”) pursuant to this Article II (such cash and certificates representing shares of Class A Common Stock, together with any dividends or distributions with respect thereto, referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”) and (iii) any dividends or distributions to which holders of Certificates may be entitled pursuant to Section 2.2(d); provided that once the Dissenting Shares Amount is determined, such amount will be returned in cash to the Surviving Corporation by the Exchange Agent as soon as reasonably practicable following the Dissenters Determination Date.

(d)          Distributions with respect to Unsurrendered Certificates. Whenever a dividend or other distribution is declared or made after the date hereof with respect to the Class A Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Class A Common Stock issuable pursuant to this Agreement. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Class A Common Stock shall be paid to the holder of any unsurrendered Common Share which is being converted into the Merger Consideration pursuant to Section 2.1(a) until such holder shall surrender such Common Share in accordance with this Section 2.2. After the surrender of a Common Share in accordance with this Section 2.2, such holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to whole shares of Class A Common Stock represented by such Common Share.

(e)           Withholding Rights. Each of Triarc, Wendy’s and the Exchange Agent is entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Shares, such amounts as are required to be withheld or deducted under the Code, or any provision of state, local or foreign Tax Law with respect to the making of such payment. Amounts so withheld or deducted and paid over to the applicable Governmental Entity will be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding were made.

(f)           Closing of Transfer Books. At the Effective Time, the share transfer books of Wendy’s will be closed, and there will be no further registration of transfers on the share transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time.

(g)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Common Shares on the first anniversary of the Effective Time will be delivered to the Surviving Corporation, and any former holder of Common Shares who has not surrendered its Certificates in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of any claim for the Merger Consideration, without any interest thereon, upon due surrender of such Certificates. If outstanding Certificates are not surrendered prior to the sixth anniversary of the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable upon the surrender of such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h)           No Liability. Notwithstanding anything herein to the contrary, none of Wendy’s, Triarc, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person will be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)            Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Triarc; but any investment of such cash must be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to the Exchange Agent Agreement.

(j)           Lost Certificates. Upon the making of an affidavit that any Certificate has been lost, stolen or destroyed by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate Consideration in the amount required by this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WENDY’S

Except as disclosed in the Filed Wendy’s SEC Documents or in the Wendy’s Disclosure Schedule, in each case, subject to Section 8.13(b), Wendy’s represents and warrants to Triarc and Merger Sub as follows:

Section 3.1	Qualification, Organization, Subsidiaries, etc.

(a)           Each of Wendy’s and its Subsidiaries is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)          Each of Wendy’s and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. As used in this Agreement, “Wendy’s Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the assets, properties, business or financial condition or results of operations of Wendy’s and its Subsidiaries, taken as a whole, but shall not include an effect arising from facts, circumstances, events or changes, (a) generally affecting the quick service restaurant industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism) or changes in interest rates or (b) to the extent resulting from (i) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement, other than for purposes of Sections 3.2(e), 3.3 and 3.9(g) (and the condition contained in Section 6.3(a) with respect thereto), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (iii) changes in applicable Law or accounting principles generally accepted in the United States (“GAAP”) or interpretation thereof, (iv) changes, solely in and of themselves, in the market price or trading volume of the Common Shares, (v) changes, solely in and of themselves, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Wendy’s or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (vi) the loss by Wendy’s or any of its Subsidiaries of any of its customers, suppliers, franchisees or employees as a result of the transactions contemplated by this Agreement, (vii) weather, (viii) the seasonality of the business of Wendy’s and its Subsidiaries, (ix) effects of public perceptions of food safety applicable to the quick service restaurant industry generally or (x) the failure, in and of itself, of Wendy’s to meet any expected or projected financial or operating performance target, but not any underlying cause of such failure, whether internal or published, for any period ending on or after the date of this Agreement as well as any change, in and of itself, by Wendy’s in any expected or projected financial or operating performance target as compared with any target prior to the date of this Agreement; provided, however, that any change, effect, development, event or occurrence described in each of clauses (a), (b)(iii), (b)(vii) and b(ix) above shall not constitute or give rise to a Wendy’s Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a materially disproportionate effect on Wendy’s and its Subsidiaries as compared to other persons in the quick service restaurant industry and provided  further that the facts, circumstances or events underlying the change or failure in clauses (b)(iv), (b)(v), and (b)(x) above shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a Wendy’s Material Adverse Effect. For the avoidance of doubt, (a) Wendy’s results of operations for the quarter ended March 30, 2008 and (b) the trend reflected therein shall not constitute a Wendy’s Material Adverse Effect.

(c)           Wendy’s has made available to Triarc prior to the date of this Agreement a true and complete copy of Wendy’s Articles of Incorporation and New Regulations, each as amended through the date of this Agreement (such articles of incorporation, the “Wendy’s Articles” and such code of regulations, the “Wendy’s Regulations”), and the articles of incorporation and code of regulations or similar organizational documents of each Material Subsidiary, each as amended through the date of this Agreement. The Wendy’s Articles and Wendy’s Regulations are in full force and effect. The articles of incorporation and code of regulations or similar organizational documents of each Material Subsidiary of Wendy’s are in full force and effect. Neither Wendy’s nor any of its Material Subsidiaries is in violation of any provisions of its articles of incorporation or regulations or similar organizational documents, other than such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Section 3.1(c) of the Wendy’s Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all of Wendy’s Subsidiaries which are “significant subsidiaries” under Regulation S-X of the Exchange Act (the “Material Subsidiaries”).

Section 3.2	Capital Stock.

(a)           The authorized capital stock of Wendy’s consists of 200,000,000 Common Shares, and 250,000 preferred shares, with $1.00 par value, of which 150,000 shares have been designated as “Series A Preferred Shares” (the “Wendy’s Preferred Shares”). As of March 30, 2008, (i) 130,258,588 Common Shares were issued, which number includes (a) 87,414,310 Common Shares issued and outstanding (including 104,394 Restricted Shares) and (b) 42,844,278 Common Shares held in treasury, (ii) 2,075,635 Common Shares were reserved for issuance upon the exercise of outstanding options under the WeShare Stock Option Plan, 1990 Stock Option Plan, 2003 Stock Incentive Plan and 2007 Stock Incentive Plan (collectively, the “Wendy’s Share Plans”), (iii) 998,985 Common Shares were reserved for issuance upon the settlement of outstanding restricted stock units and other Wendy’s Share-Based Awards under the Wendy’s Share Plans and (iv) no Wendy’s Preferred Shares were issued or outstanding. All outstanding Common Shares, and all Common Shares reserved for issuance as noted in the immediately preceding clauses (ii) and (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(b)          Except as set forth in subsection (a) above, as of the date of this Agreement, (i) Wendy’s does not have any shares of its capital stock issued or outstanding other than Common Shares that have become outstanding after March 30, 2008, and were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which Wendy’s or any of its Subsidiaries is a party obligating Wendy’s or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Wendy’s or any Subsidiary of Wendy’s or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Wendy’s.

(c)           Except as set forth in subsection (a) above, neither Wendy’s nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Wendy’s on any matter.

(d)          There are no voting trusts or other agreements or understandings to which Wendy’s or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Wendy’s or any of its Subsidiaries.

(e)           No consent or approval is required from the holder of any Wendy’s Stock Option, Restricted Share (other than in respect of the right of such shares to vote generally with the Common Shares) or Wendy’s Share-Based Award to effectuate the terms of this Agreement.

(f)           All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Wendy’s are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Wendy’s that are owned by Wendy’s or a Subsidiary of Wendy’s are free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than Permitted Liens. As used in this Agreement “Permitted Liens” means, as to any person, any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other similar lien arising in the ordinary course of business, (C) that is disclosed on the most recent consolidated balance sheet of Wendy’s or notes thereto or securing liabilities reflected on such balance sheet, (D) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such person, (E) with respect to Owned Real Property and Leased Real Property, related to the rights of tenants and subtenants under Real Property Leases and Real Property Subleases, including, without limitation, any right of first offer, right of first refusal or options to purchase, (F) with respect to Owned Real Property and Leased Real Property, that is disclosed by any title commitment, any title policy, survey or other document made available to either Triarc or Wendy’s, as applicable, (G) that is a title exception, defect, encumbrance or other matter, whether or not of record, which does not materially affect the continued use of the property for the purposes for which the property is currently being used by such person or a Subsidiary of such person as of the date of this Agreement or (H) with respect to any Real Property Lease that affects the interest of the landlord thereunder, which does not materially impair the value or use of such Real Property Lease.

Section 3.3	Corporate Authority; No Violation.

(a)           Wendy’s has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Wendy’s Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and, except for (i) the Wendy’s Shareholder Approval, (ii) the Opt-Out Approval and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate proceedings on the part of Wendy’s are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved this Agreement, the Merger and the other transactions contemplated by this Agreement to which Wendy’s is a party. The Board of Directors, at a meeting duly called and held, has by unanimous vote of all its members, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement to which Wendy’s is a party, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of Wendy’s and (iii) recommending that the shareholders of Wendy’s adopt this Agreement (the item set forth in clause (iii) of this sentence, the “Recommendation”). This Agreement has been duly and validly executed and delivered by Wendy’s and, assuming this Agreement constitutes the valid and binding agreement of Triarc and Merger Sub, constitutes the valid and binding agreement of Wendy’s, enforceable against Wendy’s in accordance with its terms.

(b)           Subject to the accuracy of the representations and warranties of Triarc and Merger Sub in Section 4.2(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local, provincial or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by Wendy’s and its Subsidiaries of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings required under (i) the OGCL, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (v) the Competition Act (Canada) R.S.C. 1985, c. C-34, as amended (the “Competition Act”) and (vi) the items set forth on Section 3.3(b) of the Wendy’s Disclosure Schedule (collectively, the “Wendy’s Approvals”), and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(c)           The execution and delivery by Wendy’s of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any Wendy’s Material Contract, (ii) conflict with or result in any violation of any provision of the Wendy’s Articles or the Wendy’s Regulations or any of the Wendy’s Subsidiary Organizational Documents or (iii) assuming the Wendy’s Approvals are obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

Section 3.4	Reports and Financial Statements.

(a)           Wendy’s has filed or furnished all forms, documents and reports required to be filed or furnished since January 2, 2006 by it with the Securities and Exchange Commission (the “SEC”) (the “Wendy’s SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment (excluding any amendments made after the date of this Agreement), the Wendy’s SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Wendy’s SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information provided by or on behalf of Wendy’s, Wendy’s represents only that such information was prepared in good faith by management of Wendy’s on the basis of assumptions believed by such management to be reasonable as of the time made. To the knowledge of

Wendy’s, none of the Wendy’s SEC Documents is the subject of any outstanding SEC comments or outstanding SEC investigation. No Subsidiary of Wendy’s is required to file any form or report with the SEC.

(b)          The consolidated financial statements (including all related notes and schedules) of Wendy’s included in the Wendy’s SEC Documents fairly present in all material respects the consolidated financial position of Wendy’s and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), in each case in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5         Internal Controls and Procedures. Wendy’s has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Wendy’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information required to be disclosed by Wendy’s in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Wendy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Wendy’s management has completed assessment of the effectiveness of Wendy’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 30, 2007, and such assessment concluded that such controls were effective. Wendy’s has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Wendy’s auditors and the audit committee of the Board of Directors and to Triarc (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Wendy’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in Wendy’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of Wendy’s, Wendy’s has not identified any significant deficiencies or any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by Wendy’s or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Wendy’s.

Section 3.6         No Undisclosed Liabilities. Except (a) as reflected or reserved against in Wendy’s consolidated balance sheets (or the notes thereto) included in the Filed Wendy’s SEC Documents, (b) as are incurred after the date of this Agreement and are permitted to be incurred by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 30, 2007 that would not reasonably be expected, individually or in the aggregate, to have a Wendy’s Material Adverse

Effect and (d) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither Wendy’s nor any Subsidiary of Wendy’s has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of Wendy’s and its Subsidiaries (or in the notes thereto), other than those that have not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

Section 3.7	Compliance with Law; Permits.

(a)           Wendy’s and each of its Subsidiaries are, and at all times since January 2, 2006 have been, in compliance with and not in default under or in violation of any applicable federal, state, provincial, municipal, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except for any such non-compliance, default or violation that would not, individually or in the aggregate, be material to Wendy’s and its Subsidiaries, taken as a whole. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty is made in this Section 3.7(a) in respect of the matters referenced in Section 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters.

(b)           Wendy’s and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Wendy’s and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Wendy’s Permits”), except for any failure to have any of the Wendy’s Permits that have not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. All Wendy’s Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

Section 3.8	Environmental Laws and Regulations.

(a)           Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect, (i) Wendy’s and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of Wendy’s, none of the properties owned, leased or operated by Wendy’s or any of its Subsidiaries contains any Hazardous Substance in amounts which would reasonably be expected to give rise to liability under Environmental Laws, (iii) since January 2, 2006, neither Wendy’s nor any of its Subsidiaries has received any written notice, demand letter or written request for information from any Governmental Entity indicating that Wendy’s or any of its Subsidiaries or any person whose liability Wendy’s or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law, (iv) to the knowledge of Wendy’s, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by Wendy’s or any of its Subsidiaries or any other property and (v) neither Wendy’s, its

Subsidiaries nor any of their respective properties or any person whose liability Wendy’s or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the knowledge of Wendy’s, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. No representation or warranty is made by Wendy’s in respect of environmental matters in any Section of this Agreement other than in this Section 3.8. Wendy’s has made available to Triarc true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Triarc and in Wendy’s possession, and in each case as amended and in effect.

(b)          As used in this Agreement, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)           As used in this Agreement, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.9	Employee Benefit Plans.

(a)           Section 3.9(a)(i) of the Wendy’s Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, including any material employee welfare benefit plan (including post-retirement health and insurance plan) within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any material bonus, incentive, deferred compensation, vacation, share purchase, stock option, equity or equity-based severance, employment, change of control or fringe benefit plan, program agreement or policy (the “Wendy’s Benefit Plans”) that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by Wendy’s, or any of its Subsidiaries, to which Wendy’s or any Commonly Controlled Entity has any liability, contingent or otherwise, for the benefit of any current or former director, officer, employee or independent contractor of Wendy’s or any of its Subsidiaries (other than any Wendy’s Benefit Agreement or Wendy’s Foreign Plan). Section 3.9(a)(i) of the Wendy’s Disclosure Schedule also sets forth the “Title IV Plans” (as defined in Section 3.9(d)) or “MultiEmployer Plans” (as defined in Section 3.9(e)) sponsored, maintained or contributed to, or required to be maintained or contributed to, by any other person or entity that, together with Wendy’s, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) and such plans shall also be referred to herein as Wendy’s Benefit Plans. Section 3.9(a)(ii) of the Wendy’s

Disclosure Schedule sets forth a complete and accurate list of each currently effective employment, deferred compensation, severance, change in control, retention, indemnification or other similar material contract between Wendy’s or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of Wendy’s or any of its Subsidiaries, on the other hand, other than any contract mandated by applicable Law (each, a “Wendy’s Benefit Agreement”) (other than any Wendy’s Benefit Plan or Wendy’s Foreign Plan). Schedule 3.9(a)(iii) of the Wendy’s Disclosure Schedule sets forth each Wendy’s Benefit Plan or Wendy’s Benefit Agreement that is maintained outside the jurisdiction of the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction (each, a “Wendy’s Foreign Plan”).

(b)           With respect to each Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan, Wendy’s has made available to Triarc complete and accurate copies of each of the following documents, as applicable: (i) such written Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan (including all amendments thereto) or a written description of any such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan that is not otherwise in writing, (ii) the three most recent Annual Reports on IRS Form 5500 Series and accompanying schedules, if any, (iii) the most recent actuarial valuation report required to be filed under ERISA or required pursuant to applicable Laws or the terms of such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan, (iv) a copy of the most recent summary plan description (“SPD”), together with all summaries of material modifications issued with respect to such SPD, if required under ERISA or required pursuant to applicable Laws or the terms of such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan, and all other material employee communications relating to each Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan, (v) if such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any, (vi) all contracts relating to such Wendy’s Benefit Plan, Wendy’s Benefit Agreement or Wendy’s Foreign Plan with respect to which Wendy’s, any of its Subsidiaries or any Commonly Controlled Entity may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, (vii) the most recent determination letter received from (or determination letter request submitted to) the Internal Revenue Service (“IRS”) or the most recent master or prototype opinion letter issued by the IRS with respect to a master or prototype plan adopted by Wendy’s or any Commonly Controlled Entity upon which such sponsor is entitled to rely (if applicable) with respect to any Wendy’s Benefit Plan that is intended to be qualified under Section 401(a) of the Code and (viii) communications (other than routine communications) from the IRS, the Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation or any successor thereto (“PBGC”) with respect to any such Wendy’s Benefit Plan.

(c)           Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect: (i) each of the Wendy’s Benefit Plans, Wendy’s Benefit Agreements and Wendy’s Foreign Plans (and any related trust or other funding vehicle) has been operated and administered in compliance with its terms (except where permitted under applicable Laws) and applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder and (ii) each of the Wendy’s Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of Wendy’s there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d)           None of Wendy’s, any of its Subsidiaries or any Commonly Controlled Entity has during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time ever sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under any Wendy’s Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code other than a MultiEmployer Plan as defined in Section 3.9(e) (a “Title IV Plan”).

(e)           No Wendy’s Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) (a “MultiEmployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and none of Wendy’s, any of its Subsidiaries or any Commonly Controlled Entity has, at any time, incurred liability as a result of a withdrawal from a MultiEmployer Plan in a “complete withdrawal” or “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, that has not been satisfied in full. All contributions required to be made by Wendy’s, any of its Subsidiaries or any Commonly Controlled Entity to each MultiEmployer Plan on behalf of one or more current or former employees have been made when due in all material respects. Wendy’s has not received written notice that (i) a MultiEmployer Plan has been terminated or has been in reorganization under ERISA so as to result in any liability of Wendy’s or any Commonly Controlled Entity under Title IV of ERISA or (ii) any proceeding has been initiated by any person (including the PBGC) to terminate any MultiEmployer Plan.

(f)           All contributions or other amounts payable by Wendy’s or its Subsidiaries as of the date of this Agreement with respect to each Wendy’s Benefit Plan in respect of the current or six prior plan years have been paid or, if not yet due have been properly accrued in accordance with GAAP in all material respects. Neither Wendy’s nor any of its Subsidiaries has engaged in a transaction in connection with which Wendy’s or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending or, to the knowledge of Wendy’s, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Wendy’s Benefit Plans or any trusts related thereto that could reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including termination of employment at or following the Effective Time) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, change in control, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director, officer, employee or independent contractor of Wendy’s or any of its Subsidiaries from Wendy’s or any Commonly Controlled Entity under any Wendy’s Benefit

Plan, Wendy’s Benefit Agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Wendy’s Benefit Plan or Wendy’s Benefit Agreement, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits or (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) Wendy’s right to amend, modify or terminate, any collective bargaining agreement, Wendy’s Benefit Plan or Wendy’s Benefit Agreement.

(h)           No amounts payable under any of the Wendy’s Benefit Plans, Wendy’s Benefit Agreements, or any other contract, agreement or arrangement with respect to which Wendy’s or any Commonly Controlled Entity may have liability fails to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

(i)           All Wendy’s Stock Options have an exercise price per share that was not less than the “fair market value” of a Common Share on the date of grant, as determined in accordance with the terms of the applicable Wendy’s Share Plans. All Wendy’s Stock Options have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any Governmental Entity or by Wendy’s (directly or indirectly) with respect to Wendy’s stock option granting practices or other equity compensation practices. The grant date of each Wendy’s Stock Option is on or after the date on which such grant was authorized by Wendy’s board of directors or the compensation committee thereof.

(j)           Each Wendy’s Benefit Plan and Wendy’s Benefit Agreement that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) subject to Code Section 409A has been operated since January 1, 2005 in good faith compliance with Code Section 409A, the regulations and guidance promulgated thereunder.

(k)           No Wendy’s Benefit Plan or Wendy’s Benefit Agreement provides benefits, including death or medical, health or other welfare benefits (whether or not insured), with respect to current or former employees of Wendy’s, its Subsidiaries or any Commonly Controlled Entity after retirement or other termination of service other than (i) coverage mandated by applicable Laws (including continuation coverage under Section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Wendy’s, any of its Subsidiaries or a Commonly Controlled Entity or (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof), and no circumstances exist that would reasonably be expected to result in Wendy’s, any of its Subsidiaries or a Commonly Controlled Entity becoming obligated to provide any such benefits.

(l)            Without limiting the generality of the other representations in this Section 3.9, with respect to each Wendy’s Foreign Plan: (i) all employer and employee contributions to each Wendy’s Foreign Plan required by Law or by the terms of such Wendy’s Foreign Plan have been made when due, or, if applicable, properly accrued in accordance with normal accounting practices in all material respects; (ii) the fair market value of the assets of each funded Wendy’s Foreign Plan, the liability of each insurer for any Wendy’s Foreign Plan funded through insurance or the book reserve established for any Wendy’s Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Wendy’s Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) each Wendy’s Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iv) no Wendy’s Foreign Plan that is subject to the Laws of Canada is a defined benefit pension plan; (v) no insurance policy or any other agreement affecting any Wendy’s Foreign Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder; (vi) subject to the requirements of applicable Laws, no provision of any Wendy’s Foreign Plan or of any agreement, and no act or omission of Wendy’s in any way limits, impairs, modifies or otherwise affects the right of Wendy’s or any of its Subsidiaries to unilaterally amend or terminate any Wendy’s Foreign Plan, and no commitments to improve or otherwise amend any Wendy’s Foreign Plan have been made; (vii) none of the Wendy’s Foreign Plans enjoys any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any Wendy’s Foreign Plan; and (viii) all employee data necessary to administer each Wendy’s Foreign Plan in accordance with its terms and conditions and all Laws is in possession of Wendy’s and such data is complete, correct in all material respects, and in a form which is sufficient in all material respects for the proper administration of each Wendy’s Foreign Plan.

(m)         No representation or warranty is made by Wendy’s in respect of employee benefits matters in any Section of this Agreement other than in this Section 3.9.

Section 3.10      Absence of Certain Changes or Events. From and after December 30, 2007, (i) the businesses of Wendy’s and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, effect, event, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect and (iii) neither Wendy’s nor any of its Subsidiaries has taken any action or omitted to take any action that if taken or omitted to be taken after the date of this Agreement, would be prohibited by Section 5.1(b).

Section 3.11      Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Wendy’s, threatened) by any Governmental Entity with respect to Wendy’s or any of its Subsidiaries and (b) there are no actions, suits, arbitrations, mediations or proceedings pending (or, to the knowledge of Wendy’s, threatened) against Wendy’s or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), which has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

Section 3.12       Proxy Statement; Other Information. None of the information provided by Wendy’s to be included in (i) the registration statement on Form S-4 to be filed with the SEC by Triarc in connection with the issuance of Class A Common Stock pursuant to the Merger (such registration statement on Form S-4, as amended or supplemented, the “Form

S-4”) or the other Transaction SEC Filings will, at the time the Form S-4 or other Transaction SEC Filing is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information provided by or on behalf of Wendy’s, Wendy’s represents only that such information was prepared in good faith by management of Wendy’s on the basis of assumptions believed by such management to be reasonable as of the time made or (ii) the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto or at the time of the Wendy’s Meeting or the Triarc Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information provided by or on behalf of Wendy’s, Wendy’s represents only that such information was prepared in good faith by management of Wendy’s on the basis of assumptions believed by such management to be reasonable as of the time made. The Proxy Statement, as to information supplied by Wendy’s, will comply as to form in all material respects with the Securities Act and the Exchange Act, as the case may be. The joint letter to shareholders of Wendy’s and stockholders of Triarc, notice of meeting with respect to the Wendy’s Meeting and Triarc Meeting, proxy statement/prospectus, forms of proxy and any other proxy solicitation materials to be filed with the SEC and distributed to shareholders of Wendy’s and stockholders of Triarc in connection with the Merger are collectively referred to herein as the “Proxy Statement”. The Form S-4 and the Proxy Statement, together with any other filings required to be made under the Securities Act or the Exchange Act in connection with the transactions contemplated by this Agreement, are collectively referred to herein as the “Transaction SEC Filings”. Notwithstanding the foregoing, Wendy’s makes no representation or warranty with respect to the information supplied by Triarc or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Transaction SEC Filings.

Section 3.13	Tax Matters.

(a)           (i) Wendy’s and each of its Subsidiaries have prepared in material compliance with the prescribed manner and filed within the time required by applicable Law (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with all relevant Governmental Entities for all taxation or fiscal periods ending prior to the date hereof, and all such filed Tax Returns are consistent in all material respects with any applicable closing agreements or issue resolution agreements or any other agreements or confirmations executed or entered into or received by Wendy’s or any of its Subsidiaries with or from the IRS in connection with the Compliance Assurance Process (as described in IRS Announcement 2005-87) (the “CAP”), (ii) Wendy’s and each of its Subsidiaries have paid all material Taxes shown thereon as owing and all material Taxes otherwise owed by or with respect to Wendy’s or any of its Subsidiaries within the time required by applicable Law and have paid all material assessments and material reassessments they have received in respect of Taxes, (iii) Wendy’s financial statements reflect full and adequate reserves for all material unpaid Taxes payable by Wendy’s and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither Wendy’s nor any of its Subsidiaries has incurred any material Tax liability since the date of such financial statements other than for Taxes arising in the ordinary course of business, and (iv) as of the date of this Agreement, there are not pending or, to the knowledge of Wendy’s, threatened, any audits, examinations, assessments, reassessments or other proceedings in respect of Taxes (except, in the case of clause (i), (ii) or (iv) above, with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(b)          There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the collection, assessment, reassessment or determination of a material amount of Taxes or the filing of any Tax Return by, or any payment of a material amount of Taxes.

(c)           None of Wendy’s or any of its Subsidiaries is a party to any agreement the primary purpose of which is Tax allocation, Tax indemnification or Tax sharing (other than any such agreements solely among Wendy’s and any of its Subsidiaries).

(d)           No claim in writing has been made against Wendy’s or any of its Subsidiaries by any Governmental Entity in a jurisdiction where Wendy’s and its Subsidiaries do not file Tax Returns that Wendy’s or such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against Wendy’s or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Wendy’s SEC Documents.

(e)           Wendy’s and its Subsidiaries have made available to Triarc correct and complete copies of all material U.S. federal income Tax Returns, state income Tax apportionment data, examination reports and statements of deficiencies, and all such other Tax information available on the Intralinks data site is correct and complete for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not yet expired.

(f)           There are no material Liens for Taxes upon any of the assets of Wendy’s or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(g)           Wendy’s and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, shareholders and third parties, and timely paid or remitted to the appropriate Governmental Entity, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Law. Wendy’s and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions under applicable Law.

(h)           Neither Wendy’s nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)           Each of the closing agreements under Section 7121 of the Code or any similar provision of state, local or foreign Laws and full acceptance letters (in each case if any) which Wendy’s or any of its Subsidiaries has executed, entered into or received is valid and enforceable in accordance with its terms. Neither Wendy’s nor any of its Subsidiaries has committed fraud, collusion, concealment or malfeasance or made a misrepresentation of material fact in connection with the execution or entering into of any closing agreement with, or the receipt of any full acceptance letter or private letter ruling from (in each case if any), any Governmental Entity.

(j)            Neither Wendy’s nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (other than as properly reflected in Wendy’s financial statements as reserves) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, a gain recognition agreement (within the meaning of Treasury Regulations Section 1.367(a)-8), any dual consolidated loss (within the meaning of Code Section 1503(d)).

(k)           Neither Wendy’s nor any of its Subsidiaries has ever participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) or taken any position on any Tax Return that would subject it to a substantial understatement of Tax penalty under Code Section 6662 which has not been properly disclosed to the IRS as required by the Code and the Treasury Regulations promulgated thereunder.

(l)            Neither Wendy’s nor any of its Subsidiaries has (A) been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, at any time during the past five years or made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code or (B) been a passive foreign investment company within the meaning of Section 1297 of the Code.

(m)         As used in this Agreement, (i) ”Taxes” means (x) any and all domestic or foreign, federal, state, provincial, municipal, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, whether disputed or not, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (y) all liability for the payment of any amounts of the type described in clause (x) as a result of successor liability or as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, and (z) all liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y) and (ii) ”Tax Return” means any return, report, claim for refund, or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, statement, or declaration of estimated Taxes, and including any amendment thereof.

(n)           No representation or warranty is made by Wendy’s in respect of tax matters in any Section of this Agreement other than in this Section 3.13.

Section 3.14	Employee Relations Matters.

(a)           Neither Wendy’s nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade union or works council. Neither Wendy’s nor any of its Subsidiaries has committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. To the knowledge of Wendy’s, there are no organizational efforts with respect to the formation of a collective bargaining unit or, as of the date of this Agreement, labor union organizing activities being made or threatened involving employees of Wendy’s or any of its Subsidiaries.

(b)          There are no pending or, to the knowledge of Wendy’s, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against Wendy’s or any of its Subsidiaries, nor has there been any of the foregoing since December 30, 2007 that has had, or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(c)           Wendy’s and each of its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Wendy’s and each of its Subsidiaries are not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither Wendy’s nor any of its Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices other than any ordinary course settlement with a Governmental Entity, in each case in an amount not more than $100,000 individually.

(d)           Neither Wendy’s nor any of its Subsidiaries has received notice of (i) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) any complaints, grievances or arbitrations against it arising out of any collective bargaining agreement, (iii) any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (v) any complaint, lawsuit or other proceeding pending or, to the knowledge of Wendy’s, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in the case of each of clauses (i) through (v), which has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(e)           Neither Wendy’s nor any of its Subsidiaries is engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or any similar state, local or foreign Law. During the ninety (90) day period prior to the date of this Agreement, not more than thirty (30) employees of Wendy’s or its Subsidiaries were terminated from any single site of employment.

(f)           As of the date of this Agreement, no Key Employee of Wendy’s or any of its Subsidiaries has given notice terminating employment with Wendy’s or any of its Subsidiaries, which termination will be effective on or after the date of this Agreement. For the purposes hereof (“Key Employee”) means the Persons set forth in Section 8.14(a) of the Wendy’s Disclosure Schedule.

(g)            To the knowledge of Wendy’s, as of the date of this Agreement, Wendy’s and its Subsidiaries are not bound by any contracts or agreements with, nor owe any obligations, contingent or otherwise to, any individuals employed by a Franchisee.

(h)          There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation except for any of the foregoing that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect, and neither Wendy’s nor any of its Subsidiaries have been reassessed in any material respect under such legislation since January 1, 2006. To the knowledge of Wendy’s, as of the date of this Agreement, no audits of Wendy’s or its Subsidiaries are currently being performed pursuant to any applicable workplace safety and insurance legislation.

(i)            No representation or warranty is made by Wendy’s in respect of employee relations matters in any Section of this Agreement other than in this Section 3.14.

Section 3.15	Intellectual Property.

(a)           Section 3.15 of the Wendy’s Disclosure Schedule sets forth, as of the date of the Agreement, a complete and accurate list of all material registered trademarks, service marks, domain names, Internet addresses and other computer identifiers (collectively, “Trademarks”); material registered copyrights (“Copyrights”); and all patents, patent applications, inventions, industrial designs, industrial design applications and registrations and improvements (collectively, “Patents”) in each case owned by Wendy’s or a Subsidiary of Wendy’s (together, the “Owned Intellectual Property”). Wendy’s or a Subsidiary of Wendy’s is the sole beneficial and record owner of the Owned Intellectual Property. All of the Owned Intellectual Property is valid and enforceable and all registrations, issuances, filings and applications therefor are valid, subsisting, in full force and effect and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made. Either Wendy’s or a Subsidiary of Wendy’s owns, or is licensed or otherwise possesses the right to use free and clear of all Liens (other than Permitted Liens) all Trademarks, Copyrights and Patents (collectively, “Intellectual Property”) used in and material to their respective businesses as currently conducted. Except for any licenses of Owned Intellectual Property included in the Franchise Agreements or as set forth on Section 3.15 of the Wendy’s Disclosure Schedule, neither Wendy’s nor any Subsidiary thereof has licensed or sublicensed to any person any material Intellectual Property.

(b)          Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect or as set forth on Section 3.15 of the Wendy’s Disclosure Schedule, (a) as of the date of this Agreement, there are no pending or, to the knowledge of Wendy’s, threatened claims by any person alleging infringement or other violation by Wendy’s or any of its Subsidiaries of such person’s Intellectual Property, or seeking to limit, cancel or question the validity of any Owned Intellectual Property, (b) to the knowledge of Wendy’s, the conduct of the business of Wendy’s and its Subsidiaries (including the use of Intellectual Property by Wendy’s, its Subsidiaries, and their respective licensees in the manner authorized under their respective license agreements with Wendy’s and its Subsidiaries) does not infringe or otherwise violate any Intellectual Property rights of any person, and (c) to the knowledge of Wendy’s, no person is infringing or otherwise violating any Intellectual Property of Wendy’s or any of its Subsidiaries and no such claims have been asserted or threatened by Wendy’s or any of its Subsidiaries against any person within the last three years which remain unresolved. Section 3.15 of the Wendy’s Disclosure Schedule sets forth those jurisdictions where, to the knowledge of Wendy’s, the WENDY’S, WENDY’S OLD FASHIONED HAMBURGERS and QUALITY IS OUR RECIPE marks are not available for use and registration by Wendy’s and its Subsidiaries in connection with the operation of restaurants. To the knowledge of Wendy’s, Wendy’s and each of its Subsidiaries has complied with all applicable Laws and Wendy’s own rules, policies and procedures relating to the collection, use, maintenance and processing of personal information, including financial information, collected, used, maintained or processed by Wendy’s or its Subsidiaries, except for any such non-compliance, default or violation that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. No claim is pending or, to the knowledge of Wendy’s, threatened, with respect to the collection, use, maintenance or processing of personal information, including financial information, by Wendy’s or any of its Subsidiaries that has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

Section 3.16	Real Property.

(a)           Wendy’s or a Subsidiary of Wendy’s has fee simple title to each real property owned by Wendy’s or a Subsidiary of Wendy’s (each, an “Owned Real Property”), free and clear of all Liens and defects in title, other than Permitted Liens. Except as may be granted in any Real Property Leases or Real Property Subleases or disclosed by any title commitment, title policy, survey or other document made available to Triarc, each Owned Real Property is not subject to any rights of purchase, offer or first refusal that are not recorded in the appropriate office of the county in which the property is located.

(b)           Wendy’s or a Subsidiary of Wendy’s has a good leasehold estate in each lease of real property (“Real Property Leases”), under which Wendy’s or a Subsidiary of Wendy’s is a tenant or a subtenant (“Leased Real Property”), in each case free and clear of all Liens and defects in title, other than Permitted Liens. Neither Wendy’s nor any Subsidiary of Wendy’s is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. To the knowledge of Wendy’s, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease, which breach or default has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Each Real Property Lease is a valid and binding obligation of Wendy’s or the Subsidiary of Wendy’s which is party thereto and, to the knowledge of Wendy’s, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)           Section 3.16(c) of the Wendy’s Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which Wendy’s or a Subsidiary of Wendy’s is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”). Neither Wendy’s nor any Subsidiary of Wendy’s is in breach of or default under the terms of any Real Property Sublease, except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. To the knowledge of Wendy’s, no other party to any Real Property Sublease is in breach of or default under the terms of any Real Property Sublease except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Each Real Property Sublease is a valid and binding obligation of Wendy’s or the Subsidiary of Wendy’s which is party thereto and, to the knowledge of Wendy’s, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.17       Opinion of Financial Advisor. The Special Committee and the Board of Directors have each received the opinion of Greenhill & Co (the “Advisor”) dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Common Shares is fair to such holders from a financial point of view. An executed copy of each such opinion has been made available to Triarc. As of the date of this Agreement, no such opinion has been withdrawn, revoked or modified.

Section 3.18      Required Vote of Wendy’s Shareholders. Subject to the accuracy of the representations and warranties of Triarc and Merger Sub in Section 4.24, the affirmative vote of the holders of a majority of the outstanding Common Shares on the record date of the Wendy’s Meeting is the only vote of holders of securities of Wendy’s which is required to adopt this Agreement and the Merger (the “Wendy’s Shareholder Approval”); provided, however, that if a Recommendation Withdrawal occurs, the affirmative vote of greater than 75% of the outstanding Common Shares on the record date of the Wendy’s Meeting shall be required to adopt this Agreement and the Merger.

Section 3.19      Takeover Statutes; Shareholder Rights Plan. The Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Revised Code and for purposes of the Amended and Restated Rights Agreement between Wendy’s and American Stock Transfer and Trust Company, dated December 8, 1997, as amended from time to time (the “Rights Plan”), the Merger and the acquisition by Triarc of the common shares of the Surviving Corporation pursuant to the Merger. Without limiting the generality of the foregoing, Wendy’s has taken all necessary action so that (x) neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby will (i) cause the rights granted under the Rights Plan to become exercisable, (ii) cause Triarc or Merger Sub, or any affiliate of Triarc or Merger Sub to become an “Acquiring Person” (as defined in the Rights Plan) or (iii) give rise to a “Distribution Date” (as defined in the Rights Plan) or other triggering event under the Rights Plan and (y) the rights granted under the Rights Plan shall terminate not later than immediately prior to the Effective Time. Assuming the accuracy of the representations and warranties contained in Section 4.24, as of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 3.20	Material Contracts.

(a)           Except as listed as an exhibit on any Filed Wendy’s SEC Document, as of the date of this Agreement, neither Wendy’s nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Wendy’s and its Subsidiaries, taken as a whole (all contracts of the type described in this Section 3.20(a) being referred to herein as “Wendy’s Material Contracts”).

(b)           Neither Wendy’s nor any Subsidiary of Wendy’s is in breach of or default under the terms of any Wendy’s Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. To the knowledge of Wendy’s, no other party to any Wendy’s Material Contract is in breach of or default under the terms of any Wendy’s Material Contract except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect. Each Wendy’s Material Contract is a valid and binding obligation of Wendy’s or the Subsidiary of Wendy’s which is party thereto and, to the knowledge of Wendy’s, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.21	Franchise Matters.

(a)            Section 3.21(a) of the Wendy’s Disclosure Schedule sets forth a true and complete list of all franchise agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, market development agreements and reserved area agreements (each a “Franchise Agreement” and, collectively, the “Franchise Agreements”) that are effective as of the date of this Agreement to which Wendy’s or any of its Subsidiaries is a party or by which Wendy’s or any of its Subsidiaries or its or their properties is bound (other than any such agreements only between Wendy’s and its Subsidiaries or among its Subsidiaries) and which grant or purport to grant to a Franchisee the right to operate or license others to operate or to develop within a specific geographic area or at a specific location any of the following (each a “Franchise”):  “Wendy’s” restaurants and “Pasta Pomodoro” restaurants (each a “Franchised Restaurant”). True, correct and complete copies of all forms of Franchise Agreements used by Wendy’s or any of its Subsidiaries have been made available to Triarc.

(b)          All Franchise Agreements comply with all applicable Laws, except for any non-compliance that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect.

(c)           Since January 2, 2007, (i) Wendy’s and its Subsidiaries have prepared and maintained each UFOC in compliance in all material respects with: (A) the UFOC Guidelines; (B) the FTC Rule and (C) applicable Registration Laws; and (ii) Wendy’s and its Subsidiaries have offered and sold each franchise for a Franchised Restaurant to be located in any non-United States Jurisdiction (the “Foreign Franchises”), and have prepared and maintained each IFOC, in compliance with applicable Laws, including pre-sale registration and disclosure Laws, in all cases except for any non-compliance that has not had since December 30, 2007, and would not reasonably be expected to have, a Wendy’s Material Adverse Effect.

(d)           Since January 2, 2007, Wendy’s and its Subsidiaries have not, in any UFOC, IFOC, other franchise disclosure document, in applications and/or filings with states under the Registration Laws, or in any applications or filings with any non-United States Jurisdictions, made any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or omitted to state any fact necessary to make the statements made therein, taken as a whole, not misleading, except to the extent any such matter would not, individually or in the aggregate, have a Wendy’s Material Adverse Effect.

(e)           Wendy’s and its Subsidiaries have not furnished, and have not authorized any Person to furnish:  (i) to prospective franchisees in any United States Jurisdiction any materials or information that could be construed as “earnings claim” information in violation of the requirements specified in Item 19 of the UFOC Guidelines or a “financial performance representation” in violation of § 436.1(e) of the FTC Rule (together, “Earnings Claim(s)”), and unless otherwise permitted by applicable Law (including pre-sale registration and disclosure Laws) no Earnings Claim has been made since January 2, 2007 to any prospective Franchisee in any United States Jurisdiction; or (ii) to prospective franchisees in any non-United States Jurisdiction any materials or information from which a specific level or range of actual or potential sales, costs, income or profit from franchised or non-franchised units may be easily ascertained in violation of applicable IFOC requirements or otherwise in violation of applicable Law.

(f)           Section 3.21(f) of the Wendy’s Disclosure Schedule sets forth all Contracts pursuant to which Wendy’s and/or any of its Subsidiaries or affiliates receives Rebates as a result of transactions between the Franchisees and suppliers selling products or services to the Franchisees. When Wendy’s or any of its Subsidiaries or affiliates buys products, goods and services from a supplier, such supplier charges Wendy’s or its Subsidiaries or affiliates for these items on the same basis as the supplier charges a Franchisee operating a Franchised Restaurant for similar products, goods and services purchased for use in connection with such Franchised Restaurant. No Contract pursuant to which Wendy’s or its Subsidiaries or affiliates receives a Rebate is (i) prohibited by any Franchise Agreement, (ii) not disclosed in accordance with the UFOC Guidelines and/or the FTC Rule in the relevant UFOC, if applicable or (iii) not disclosed in accordance with applicable Law with respect to Foreign Franchises.

(g)           Section 3.21(g) of the Wendy’s Disclosure Schedule sets forth a true and complete list of the Contracts other than the Franchise Agreements that are in effect as of the date hereof with any formal franchisee association or group of Franchisees regarding any Franchise Agreement or franchise operational matter.

(h)           Section 3.21(h) of the Wendy’s Disclosure Schedule sets forth a true and complete list of the Franchisees, if any, that to the knowledge of Wendy’s are currently the subject of a bankruptcy or similar proceeding.

(i)             Wendy’s has made available to Triarc a true and complete copy of each Current UFOC and Current IFOC.

(j)	For purposes of this Agreement:

“Current IFOC” means the Franchise Offering Circulars in use in connection with the offer or sale of franchises in non-United States Jurisdictions as of the date of this Agreement.

“Current UFOC” means the Uniform Franchise Offering Circular or Franchise Disclosure Document in use in connection with the offer or sale of franchises in a United States Jurisdiction (or to a person domiciled in a United States Jurisdiction) as of the date of this Agreement.

“Franchisee” means a person other than Wendy’s or any of its Subsidiaries that is granted a right (whether directly by Wendy’s or any of its Subsidiaries or by another Franchisee) to develop or operate, and/or is granted a right to license others to develop or operate a Franchised Restaurant within a specific geographic area or at a specific location.

“FTC Rule” means the Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures promulgated by the Federal Trade Commission, 16 CFR Part 436.

“IFOC” means a Franchise Offering Circular for use in connection with the offer or sale of franchises in non-United States Jurisdictions.

“Rebates” means “rebates” as defined for purposes of the UFOC and applicable United States Jurisdiction Law with respect to Franchises in United States Jurisdictions and rebates and similar payments regulated or required to be disclosed under applicable non-United States Jurisdiction Law with respect to non-United States Jurisdictions, as applicable.

“Registration Laws” means any and all Laws of the various states of the United States that require disclosure and/or registration before a company may offer and/or sell franchises or business opportunities.

“Relationship Laws” means any and all Laws of general applicability to the franchise relationship, whether under the Laws of the various states of the United States or outside the United States that, among other things, govern the terms or conditions upon which a franchise may be terminated, assigned, renewed, or that in other respects govern the franchisor-franchisee relationship.

“UFOC” means a Franchise Offering Circular or Franchise Disclosure Document for use in connection with the offer or sale of a franchise in a United States Jurisdiction (or to a person domiciled in a United States Jurisdiction).

“UFOC Guidelines” means the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993 or, to the extent permitted under applicable Law, the Interim Guidelines for Filing a Uniform Franchise Registration Application Using the New FTC Franchise Rule After July 1, 2007 adopted by the North American Securities Administrators Association on June 22, 2007.

“United States Jurisdictions” means the United States of America, its territories and possessions.

Section 3.22       Wendy’s Joint Ventures. Section 3.22 of the Wendy’s Disclosure Schedule sets forth a complete and accurate list of joint ventures in which Wendy’s or any of its Subsidiaries has an equity interest which individually have assets valued at $10 million or more (the “Wendy’s Joint Ventures”). The governing instruments of the Wendy’s Joint Ventures are set forth on Section 3.22 of the Wendy’s Disclosure Schedule (such Contracts, the “Wendy’s JV Contracts”). Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect, (i) each Wendy’s JV Contract is a valid and binding obligation of Wendy’s or a Subsidiary of Wendy’s (and, to the knowledge of Wendy’s, of the counterparty thereto) and is in full force and effect and enforceable against Wendy’s or any of its Subsidiaries (and, to the knowledge of Wendy’s, against the counterparty thereto) in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in equity or at law), (ii) neither Wendy’s nor any of its Subsidiaries is in breach of, or default under, any such Wendy’s JV Contract, (iii) to the knowledge of Wendy’s, there are no outstanding and uncured notices of default issued by Wendy’s or any of its Subsidiaries to any counterparty alleging breach of, or default under, any such Wendy’s JV Contract and (iv) to the knowledge of Wendy’s, no event has occurred that would reasonably be expected to result in a breach of, or a default under, any Wendy’s JV Contract. Wendy’s has made available to Triarc copies or summaries of all material Wendy’s JV Contracts.

Section 3.23       Finders or Brokers. Except for J.P. Morgan Securities Inc., Lehman Brothers Holdings Inc., and Greenhill & Co., neither Wendy’s nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.24      Insurance. Wendy’s and its Subsidiaries own or hold policies of insurance in amounts that Wendy’s has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (i) applicable Law and (ii) all Wendy’s Material Contracts to which Wendy’s or any of its Subsidiaries are parties or are otherwise bound.

Section 3.25      Affiliate Transactions. There are no transactions, agreements or arrangements between (i) Wendy’s or any of its Subsidiaries on the one hand, and (ii) any director, executive officer or affiliate of Wendy’s (other than any of its Subsidiaries) or any of their respective affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof (such transactions referred to herein as “Affiliate Transactions”).

Section 3.26      Unrestricted Cash. As of April 22, 2008, Wendy’s had at least $165 million of unrestricted cash and cash equivalents in bank accounts maintained in the United States.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRIARC AND MERGER SUB

Except as disclosed in the Filed Triarc SEC Documents or in the Triarc Disclosure Schedules, in each case, subject to Section 8.13(b), Triarc and Merger Sub represent and warrant to Wendy’s as follows:

Section 4.1	Qualification; Organization, Subsidiaries, etc.

(a)           Each of Triarc and Merger Sub and their respective Subsidiaries is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(b)          As used in this Agreement, “Triarc Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the assets, properties, business or financial condition or results of operations of Triarc and its Subsidiaries, taken as a whole, but shall not include an effect arising from facts, circumstances, events or changes, (a) generally affecting the quick service restaurant industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism) or changes in interest rates or (b) to the extent resulting from (i) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement other than for purposes of Section 4.2 and 4.9(g) (and the condition contained in Section 6.2(a) with respect thereto), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (iii) changes in applicable Law or GAAP or interpretation thereof, (iv) changes, solely in and of themselves, in the market price or trading volume of the Class A Common Stock or the Triarc Class B Common Stock, (v) changes, solely in and of themselves, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Triarc or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (vi) the loss by Triarc or any of its Subsidiaries of any of its customers, suppliers, franchisees or employees as a result of the transactions contemplated by this Agreement, (vii) weather, (viii) the seasonality of the business of Triarc and its Subsidiaries, (ix) effects of public perceptions of food safety applicable to the quick service restaurant industry generally or (x) the failure, in and of itself, of Triarc to meet any expected or projected financial or operating performance target, but not any underlying cause of such failures, whether internal or published, for any period ending on or after the date of this Agreement as well as any change, in and of itself, by Triarc in any expected or projected financial or operating performance target as compared with any target prior to the date of this Agreement; provided, however, that any change, effect, development, event or occurrence described in each of clauses (a), (b)(iii), (b)(vii) and (b)(ix) above shall not constitute or give rise to a Triarc Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a materially disproportionate effect on Triarc and its Subsidiaries as compared to other persons in the quick service restaurant industry and provided further that the facts, circumstances or events underlying the change or failure in clauses (b)(iv), (b)(v) and (b)(x) above shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a Triarc Material Adverse Effect. For the avoidance of doubt, (a) Triarc’s results of operations for the quarter ended March 30, 2008 and (b) the trend reflected therein shall not constitute a Triarc Material Adverse Effect.

(c)           Triarc has made available to Wendy’s prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Triarc and Merger Sub and each of their respective Triarc Material

Subsidiaries, each as amended through the date of this Agreement. The certificate of incorporation and bylaws or similar organizational documents of Triarc and Merger Sub and each of their respective Triarc Material Subsidiaries are in full force and effect. None of Triarc, Merger Sub or any of their respective Triarc Material Subsidiaries is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

Section 4.2	Corporate Authority Relative to This Agreement; No Violation.

(a)           Each of Triarc and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to the Triarc Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by (a) the boards of directors of Triarc and Merger Sub, and except for (i) the Triarc Stockholder Approval, and the adoption (which Triarc shall cause to occur immediately following the execution and delivery of this Agreement) of this Agreement by Triarc, in its capacity as the sole stockholder of Merger Sub, (ii) the filing of the Triarc Charter Amendment with the Secretary of State of the State of Delaware, (iii) the designation of the Newly Authorized Stock as Class A Common Stock by Triarc’s board of directors, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio in respect of the Merger and (v) any consents, authorizations, approvals, filings or exceptions in connections with compliance with the rules of the New York Stock Exchange with respect to the Class A Common Stock to be issued in the Merger, no other corporate proceedings on the part of Triarc and Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. The Triarc Board of Directors, at a meeting duly called and held, has duly adopted resolutions (1) approving this Agreement and the other transactions contemplated by this Agreement, (2) declaring that (x) it is in the best interests of the stockholders of Triarc and advisable that Triarc enter into this Agreement and consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and (y) the Triarc Charter Amendment is advisable, (3) directing that the Triarc Stockholder Approval Matters be submitted to a vote at a meeting of the stockholders of Triarc and (4) recommending that the stockholders of Triarc approve the Triarc Stockholder Approval Matters (the item set forth in clause (4) of this sentence, the “Triarc Recommendation”). This Agreement has been duly and validly executed and delivered by Triarc and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Wendy’s, this Agreement constitutes the valid and binding agreement of Triarc and Merger Sub, enforceable against each of Triarc and Merger Sub in accordance with its terms.

(b)           Subject to the accuracy of the representations and warranties of Wendy’s in Section 3.3(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by Triarc or Merger Sub or any of their respective Subsidiaries of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications and filings required under (i) the OGCL and the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Competition Act and (vi) the items set forth on Section 4.2(b) of the Triarc Disclosure Schedule (collectively, the “Triarc

Approvals”), and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(c)           The execution and delivery by Triarc and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Triarc Material Contract, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Triarc or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

Section 4.3	Capital Stock.

(a)           As of the date hereof, the authorized capital stock of Triarc consists of (i) 100,000,000 shares of Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), (ii) 150,000,000 shares of Class B Common Stock, par value $0.10 per share (the “Class B Common Stock”), of which 100,000,000 shares have been designated as Triarc Class B Common Stock, Series 1 (the “Triarc Class B Common Stock”) and (iii) 100,000,000 shares of Preferred Stock, par value $0.10 per share (“Triarc Preferred Stock”). As of the Effective Time, and following the effectiveness of the Triarc Charter Amendment, the authorized capital stock of Triarc will consist of (i) 1,500,000,000 shares of Class A Common Stock, and (ii) 100,000,000 shares of Preferred Stock, par value $0.10 per share ( the “Preferred Stock”). The shares of Class A Common Stock to be issued in the Merger will be duly authorized by all necessary corporate action on the part of Triarc and when issued in accordance with the terms hereof will be validly issued, fully paid, non-assessable and free of preemptive rights. As of the close of business on April 15, 2008, (i) 29,550,924 shares of Class A Common Stock and 64,106,190 shares of Triarc Class B Common Stock were issued and outstanding, (ii) 639,899 shares of Class A Common Stock and 187,692 shares of Triarc Class B Common Stock were held in treasury by Triarc, (iii) 450,086 shares of Class A Common Stock and 4,745,388 shares of Triarc Class B Common Stock were reserved for issuance upon the exercise of outstanding options under Triarc’s stock plans set forth in Section 4.3(a) of the Triarc Disclosure Schedule (the “Triarc Option Plans”), (iv) 52,419 shares of Class A Common Stock and 106,774 shares of Triarc Class B Common Stock were reserved for issuance upon conversion of outstanding 5% Convertible Notes due 2023 of Triarc (the “Triarc Convertible Notes”) and (v) no shares of Triarc Preferred Stock were issued or outstanding. All outstanding shares of Class A Common Stock and Triarc Class B Common Stock, and all shares reserved for issuance as noted in the immediately preceding clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(b)          As of the date hereof, the authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, of which 100 are validly issued and outstanding and all of the issued and outstanding capital stock of Merger Sub is, and until the Effective Time will be owned by Triarc. Merger Sub will not have outstanding any option, warrant, right, or any other agreement pursuant to which any person may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and prior to the Effective Time, will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c)           Except as set forth in subsection (a) above, as of the date of this Agreement, (i) Triarc does not have any shares of its capital stock issued or outstanding other than shares of Class A Common Stock and Triarc Class B Common Stock that have become outstanding after April 15, 2008, and were reserved for issuance as set forth in subsection (a) above and (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which Triarc or any of its Subsidiaries is a party obligating Triarc or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Triarc or any Subsidiary of Triarc or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Triarc.

(d)          Except as set forth in subsection (a) above, neither Triarc nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with stockholders of Triarc on any matter.

(e)           There are no voting trusts, proxies or other agreements or understandings to which Triarc or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Triarc or any of its Subsidiaries.

(f)           All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Triarc are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Triarc that are owned by Triarc or a Subsidiary of Triarc are free and clear of all Liens other than Permitted Liens.

Section 4.4	Reports and Financial Statements.

(a)           Triarc has filed or furnished all forms, documents and reports required to be filed or furnished since January 2, 2006 by it with the SEC (the “Triarc SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment (excluding any amendments made after the date of this Agreement), the Triarc SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Triarc SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of Triarc, none of the Triarc SEC Documents is the subject of any outstanding SEC comments or outstanding SEC investigation. No Subsidiary of Triarc is required to file any form or report with the SEC.

(b)          The consolidated financial statements (including all related notes and schedules) of Triarc included in Triarc SEC Documents fairly present in all material respects the consolidated financial position of Triarc and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in each case in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5         Internal Controls and Procedures. Triarc has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Triarc’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information required to be disclosed by Triarc in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Triarc’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Triarc’s management has completed assessment of the effectiveness of Triarc’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 30, 2007, and such assessment concluded that such controls were effective. Triarc has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Triarc’s auditors and the audit committee of the Board of Directors and to Wendy’s (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Triarc’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in Triarc’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of Triarc, Triarc has not identified any significant deficiencies or any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by Triarc or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Triarc.

Section 4.6         No Undisclosed Liabilities. Except (a) as reflected or reserved against in Triarc’s consolidated balance sheets (or the notes thereto) included in the Filed Triarc SEC Documents, (b) as are incurred after the date of this Agreement and are permitted to be incurred by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 30, 2007, that would not reasonably be expected, individually or in the aggregate, to have a Triarc Material Adverse Effect and (d) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither Triarc nor any Subsidiary of Triarc has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of Triarc and its Subsidiaries (or in the notes thereto), other than those that have not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

Section 4.7	Compliance with Law; Permits.

(a)           Triarc and each of its Subsidiaries are, and at all times since January 2, 2006 have been, in compliance with and not in default under or in violation of any applicable Laws, except for any such non-compliance, default or violation that would not individually or in the aggregate, be material to Triarc and its Subsidiaries, taken as a whole. Notwithstanding anything contained in this Section 4.7(a), no representation or warranty is made in this Section 4.7(a) in respect of the matters referenced in Section 4.4 or 4.5, or in respect of environmental, Tax, employee benefits or labor Law matters.

(b)          Triarc and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Triarc and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Triarc Permits”), except for any failure to have any of the Triarc Permits that have not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. All Triarc Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

Section 4.8         Environmental Laws and Regulations. Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect, (i) Triarc and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of Triarc, none of the properties owned, leased or operated by Triarc or any of its Subsidiaries contains any Hazardous Substance in amounts which would reasonably be expected to give rise to liability under Environmental Laws, (iii) since January 2, 2006, neither Triarc nor any of its Subsidiaries has received any written notice, demand letter or written request for information from any Governmental Entity indicating that Triarc or any of its Subsidiaries or any person whose liability Triarc or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law, (iv) to the knowledge of Triarc, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by Triarc or any of its Subsidiaries, or any other property and (v) neither Triarc, its Subsidiaries nor any of their respective properties or any person whose liability Triarc or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the knowledge of Triarc, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted (or arising) under any Environmental Law. No representation or warranty is made by Triarc or Merger Sub in respect of environmental matters in any Section of this Agreement other than in this Section 4.8. Triarc has made available to Wendy’s true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Wendy’s and in Triarc’s possession, and in each case as amended and in effect.

Section 4.9	Employee Benefit Plans.

(a)           Section 4.9(a)(i) of the Triarc Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, including any material employee welfare benefit plan (including post-retirement health and insurance plan) within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any material bonus, incentive, deferred compensation, vacation, share purchase, stock option, equity or equity-based severance, employment, change of control or fringe benefit plan, program agreement or policy (the “Triarc Benefit Plans”) that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by Triarc or any of its Subsidiaries, to which Triarc or any Commonly Controlled Entity has any liability, contingent or otherwise, for the benefit of any current or former director, officer, employee or independent contractor of Triarc or any of its Subsidiaries (other than any Triarc Benefit Agreement or Triarc Foreign Plan). Section 4.9(a)(i) of the Triarc Disclosure Schedule also sets forth the “Title IV Plans” (as defined in Section 4.9(d)) or “MultiEmployer Plans” (as defined in Section 4.9(e)) sponsored, maintained or contributed to, or required to be maintained or contributed to, by any person or entity that, together with Triarc, is treated as a Commonly Controlled Entity and such plans shall also be referred to herein as Triarc Benefit Plans. Section 4.9(a)(ii) of Triarc Disclosure Schedule sets forth a complete and accurate list of each currently effective employment, deferred compensation, severance, change in control, retention, indemnification or other similar material contract between Triarc or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of Triarc or any of its Subsidiaries, on the other hand, other than any contract mandated by applicable Law (each, a “Triarc Benefit Agreement”) (other than any Triarc Benefit Plan or Triarc Foreign Plan). Schedule 3.9(a)(iii) of the Triarc Disclosure Schedule sets forth each Triarc Benefit Plan or Triarc Benefit Agreement that is maintained outside the jurisdiction of the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction (each, a “Triarc Foreign Plan”).

(b)           With respect to each Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan, Triarc has made available to Wendy’s complete and accurate copies of each of the following documents, as applicable: (i) such written Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan (including all amendments thereto) or a written description of any such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan that is not otherwise in writing, (ii) the three most recent Annual Reports on IRS Form 5500 Series and accompanying schedules, if any, (iii) the most recent actuarial valuation report required to be filed under ERISA or required pursuant to applicable Laws or the terms of such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan, (iv) a copy of the most recent SPD, together with all summaries of material modifications issued with respect to such SPD, if required under ERISA or required pursuant to applicable Laws or the terms of such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan, and all other material employee communications relating to each Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan, (v) if such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any, (vi) all contracts relating to such Triarc Benefit Plan, Triarc Benefit Agreement or Triarc Foreign Plan with respect to which Triarc, any of its Subsidiaries or any Commonly Controlled Entity may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, (vii) the most recent determination letter received from (or determination letter request submitted to) the IRS or the most recent master or prototype opinion letter issued by the IRS with respect to a master or prototype plan adopted by Triarc or any Commonly Controlled Entity upon which such sponsor is entitled to rely (if applicable) with respect to any Triarc Benefit Plan that is intended to be qualified under Section 401(a) of the Code and (viii) communications (other than routine communications) from the IRS, the DOL or the PBGC with respect to any such Triarc Benefit Plan.

(c)           Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect: (i) each of the Triarc Benefit Plans, Triarc Benefit Agreements and Triarc Foreign Plans (and any related trust or other funding vehicle) has been operated and administered in compliance with its terms (except where permitted under applicable Laws) and applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder and (ii) each of the Triarc Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of Triarc, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d)           None of Triarc, any of its Subsidiaries or any Commonly Controlled Entity has during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time ever sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under any Triarc Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code other than a MultiEmployer Plan as defined in Section 3.9(e).

(e)           No Triarc Benefit Plan is a MultiEmployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and none of Triarc, any of its Subsidiaries or any Commonly Controlled Entity has, at any time, incurred liability as a result of a withdrawal from a MultiEmployer Plan in a “complete withdrawal” or “partial withdrawal” as defined in

Sections 4203 and 4205 of ERISA, respectively, that has not been satisfied in full. All contributions required to be made by Triarc, any of its Subsidiaries or any Commonly Controlled Entity to each MultiEmployer Plan on behalf of one or more current or former employees have been made when due in all material respects. Triarc has not received written notice that (i) a MultiEmployer Plan has been terminated or has been in reorganization under ERISA so as to result in any liability of Triarc or any Commonly Controlled Entity under Title IV of ERISA or (ii) any proceeding has been initiated by any person (including the PBGC) to terminate any MultiEmployer Plan.

(f)           All contributions or other amounts payable by Triarc or its Subsidiaries as of the date of this Agreement with respect to each Triarc Benefit Plan in respect of the current or six prior plan years have been paid or, if not yet due, properly accrued in accordance with GAAP in all material respects. Neither Triarc nor any of its Subsidiaries has engaged in a transaction in connection with which Triarc or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending or, to the knowledge of Triarc, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Triarc Benefit Plans or any trusts related thereto that could reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including termination of employment at or following the Effective Time) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, change in control, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director, officer, employee or independent contractor of Triarc or any of its Subsidiaries from Triarc or any Commonly Controlled Entity under any Triarc Benefit Plan, Triarc Benefit Agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Triarc Benefit Plan or Triarc Benefit Agreement, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits or (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) Triarc’s right to amend, modify or terminate, any collective bargaining agreement, Triarc Benefit Plan or Triarc Benefit Agreement.

(h)           No amounts payable under any of the Triarc Benefit Plans, Triarc Benefit Agreements, or any other contract, agreement or arrangement with respect to which Triarc or any Commonly Controlled Entity may have liability fails to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

(i)           All Triarc Stock Options have an exercise price per share that was not less than the “fair market value” of a Common Share on the date of grant, as determined in accordance with the terms of the applicable Triarc Share Plans. All Triarc Stock Options have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any Governmental Entity or by Triarc (directly or indirectly) with respect to Triarc’s stock option granting practices or other equity compensation practices. The grant date of each Triarc Stock Option is on or after the date on which such grant was authorized by Triarc’s board of directors or the compensation committee thereof.

(j)           Each Triarc Benefit Plan and Triarc Benefit Agreement that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) subject to Code Section 409A has been operated since January 1, 2005 in good faith compliance with Code Section 409A, the regulations and guidance promulgated thereunder.

(k)           No Triarc Benefit Plan or Triarc Benefit Agreement provides benefits, including death or medical, health or other welfare benefits (whether or not insured), with respect to current or former employees of Triarc, its Subsidiaries or any Commonly Controlled Entity after retirement or other termination of service (other than (i) coverage mandated by applicable Laws (including continuation coverage under Section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Triarc, any of its Subsidiaries or a Commonly Controlled Entity or (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof)), and no circumstances exist that would reasonably be expected to result in Triarc, any of its Subsidiaries or a Commonly Controlled Entity becoming obligated to provide any such benefits.

(l)            Without limiting the generality of the other representations in this Section 4.9, with respect to each Triarc Foreign Plan: (i) all employer and employee contributions to each Triarc Foreign Plan required by Law or by the terms of such Triarc Foreign Plan have been made when due, or, if applicable, properly accrued in accordance with normal accounting practices in all material respects; (ii) the fair market value of the assets of each funded Triarc Foreign Plan, the liability of each insurer for any Triarc Foreign Plan funded through insurance or the book reserve established for any Triarc Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Triarc Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) each Triarc Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iv) no Triarc Foreign Plan that is subject to the Laws of Canada is a defined benefit pension plan; (v) no insurance policy or any other agreement affecting any Triarc Foreign Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder; (vi) subject to the requirements of applicable Laws, no provision of any Triarc Foreign Plan or of any agreement, and no act or omission of the Triarc in any way limits, impairs, modifies or otherwise affects the right of Triarc or any of its Subsidiaries to unilaterally amend or terminate any Triarc Foreign Plan, and no commitments to improve or otherwise amend any Triarc Foreign Plan have been made; (vii) none of the Triarc Foreign Plans enjoys any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any Triarc Foreign Plan; and (viii) all employee data necessary to administer each Triarc Foreign Plan in accordance with its terms and conditions and all Laws is in possession of Triarc and such data is complete, correct in all material respects, and in a form which is sufficient in all material respects for the proper administration of each Triarc Foreign Plan.

(m)         No representation or warranty is made by Triarc, or Merger Sub in respect of employee benefits matters in any Section of this Agreement other than in this Section 4.9.

Section 4.10      Absence of Certain Changes or Events. From and after December 30, 2007, (i) the businesses of Triarc and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, effect, event, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect and (iii) neither Triarc nor Merger Sub has taken any action or omitted to take any action that if taken or omitted to be taken after the date of this Agreement would be prohibited by Section 5.1(c).

Section 4.11      Investigations; Litigation (a) There is no investigation or review pending (or, to the knowledge of Triarc, threatened) by any Governmental Entity with respect to Triarc or any of its Subsidiaries and (b) there are no actions, suits, arbitrations, mediations, or proceedings pending (or, to Triarc’s knowledge, threatened) against Triarc or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), which have had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

Section 4.12       Proxy Statement; Other Information. None of the information provided by Triarc or its Subsidiaries to be included in (i) the Form S-4 or the other Transaction SEC Filings will, at the time the Form S-4 or other Transaction SEC Filings is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto or at the time of the Wendy’s Meeting or the Triarc Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Transaction SEC Filings, as to information supplied by Triarc, will comply as to form in all material respects with the Securities Act and the Exchange Act, as the case may be. Notwithstanding the foregoing, neither Triarc, nor Merger Sub makes any representation or warranty with respect to any information supplied by Wendy’s or any of its Representatives that is contained or incorporated by reference in the Transaction SEC Filings.

Section 4.13	Tax Matters.

(a)           (i) Triarc and each of its Subsidiaries have prepared in material compliance with the prescribed manner and filed within the time required by applicable Law (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with all relevant Governmental Entities for all taxation or fiscal periods ending prior to the date hereof, and neither Triarc nor any of its Subsidiaries participate in the CAP, (ii) Triarc and each of its Subsidiaries have paid all material Taxes shown thereon as owing and all material Taxes otherwise owed by or with respect to Triarc or any of its

Subsidiaries within the time required by applicable Law and have paid all material assessments and material reassessments they have received in respect of Taxes, (iii) Triarc’s financial statements reflect full and adequate reserves for all material unpaid Taxes payable by Triarc and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither Triarc nor any of its Subsidiaries has incurred any material Tax liability since the date of such financial statements other than for Taxes arising in the ordinary course of business and (iv) as of the date of this Agreement, there are not pending or, to the knowledge of Triarc, threatened, any audits, examinations, assessments, reassessments or other proceedings in respect of Taxes (except, in the case of clause (i), (ii) or (iv) above, with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(b)          There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the collection, assessment, reassessment or determination of a material amount of Taxes or the filing of any Tax Return by, or any payment of a material amount of Taxes.

(c)           None of Triarc or any of its Subsidiaries is a party to any agreement the primary purpose of which is Tax allocation, Tax indemnification or Tax sharing (other than any such agreements solely among Triarc and any of its Subsidiaries).

(d)           No claim in writing has been made against Triarc or any of its Subsidiaries by any Governmental Entity in a jurisdiction where Triarc and its Subsidiaries do not file Tax Returns that Triarc or such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against Triarc or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in Triarc SEC Documents.

(e)           Triarc and its Subsidiaries have made available to Wendy’s correct and complete copies of all material U.S. federal income Tax Returns, state income tax apportionment data, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not yet expired.

(f)           There are no material Liens for Taxes upon any of the assets of Triarc or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(g)          Triarc and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, shareholders and third parties, and timely paid or remitted to the appropriate Governmental Entity, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Law. Triarc and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions under applicable Law.

(h)           Neither Triarc nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)           Each of the closing agreements under Section 7121 of the Code or any similar provision of state, local or foreign Laws and full acceptance letters (in each case if any)which Triarc or any of its Subsidiaries has executed, entered into or received is valid and enforceable in accordance with its terms. Neither Triarc nor any of its Subsidiaries has committed fraud, collusion, concealment or malfeasance or made a misrepresentation of material fact in connection with the execution or entering into of any closing agreement with, or the receipt of any full acceptance letter or private letter ruling from, (in each case if any) any Governmental Entity.

(j)            Neither Triarc nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (other than as properly reflected in Triarc’s financial statements as reserves) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, a gain recognition agreement (within the meaning of Treasury Regulations Section 1.367(a)-8), any dual consolidated loss (within the meaning of Code Section 1503(d)).

(k)           Neither Triarc nor any of its Subsidiaries has ever participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) or taken any position on any Tax Return that would subject it to a substantial understatement of Tax penalty under Code Section 6662 which has not been properly disclosed to the IRS as required by the Code and the Treasury Regulations promulgated thereunder.

(l)            Neither Triarc nor any of its Subsidiaries has (A) been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, at any time during the past five years or made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code or (B) been a passive foreign investment company within the meaning of Section 1297 of the Code.

(m)         No representation or warranty is made by Triarc in respect of tax matters in any Section of this Agreement other than in this Section 4.13.

Section 4.14	Employee Relations Matters.

(a)           Neither Triarc nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade union or works council. Neither Triarc nor any of its Subsidiaries has committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. To the knowledge of Triarc, there are no organizational efforts with respect to the formation of a collective bargaining unit or, as of the date of this Agreement, labor union organizing activities being made or threatened involving employees of Triarc or any of its Subsidiaries.

(b)          There are no pending or, to the knowledge of Triarc, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against Triarc or any of its Subsidiaries nor has there been any of the foregoing since December 30, 2007 that has had, or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(c)           Triarc and each of its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. Triarc and each of its Subsidiaries are not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither Triarc nor any of its Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices other than any ordinary course settlement with a Governmental Entity, in each case in an amount not more than $100,000 individually.

(d)           Neither Triarc nor any of its Subsidiaries has received notice of (i) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) any complaints, grievances or arbitrations against it arising out of any collective bargaining agreement, (iii) any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (v) any complaint, lawsuit or other proceeding pending or , to the knowledge of Triarc, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in the case of each of the clauses (i) through (v), which has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(e)           Neither Triarc nor any of its Subsidiaries is engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law. During the ninety (90) day period prior to the date of this Agreement, not more than thirty (30) employees of Triarc or its Subsidiaries were terminated from any single site of employment.

(f)           As of the date of this Agreement, no Key Employee of Triarc or any of its Subsidiaries has given notice terminating employment with Triarc or any of its Subsidiaries, which termination will be effective on or after the date of this Agreement. For the purposes hereof “Triarc Key Employee” means the Persons set forth in Section 8.14(a) of the Triarc Disclosure Schedule.

(g)          To the knowledge of Triarc, as of the date of this Agreement, Triarc and its Subsidiaries are not bound by any contracts or agreements with, nor owe any obligations, contingent or otherwise to, any individuals employed by a Franchisee.

(h)          There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and except for any of the foregoing that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect, and neither Triarc nor any of its Subsidiaries have been reassessed in any material respect under such legislation since January 1, 2006. To the knowledge of Triarc, as of the date of this Agreement, no audits of Triarc or its Subsidiaries are currently being performed pursuant to any applicable workplace safety and insurance legislation.

(i)            No representation or warranty is made by Triarc in respect of employee relations matters in any Section of this Agreement other than in this Section 4.14.

Section 4.15	Intellectual Property.

(a)           Section 4.15(a) of the Triarc Disclosure Schedule sets forth, as of the date of the Agreement, a complete and accurate list of all Trademarks and Copyrights, and all Patents, in each case owned by Triarc or a Subsidiary of Triarc (together, the “Triarc Owned Intellectual Property”). Triarc or a Subsidiary of Triarc is the sole beneficial and record owner of the Triarc Owned Intellectual Property. All of the Triarc Owned Intellectual Property is valid and enforceable and all registrations, issuances, filings and applications therefor are valid, subsisting, in full force and effect and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made. Either Triarc or a Subsidiary of Triarc owns, or is licensed or otherwise possesses the right to use free and clear of all Liens (other than Permitted Liens), all Intellectual Property used in and material to their respective businesses as currently conducted. Except for any licenses of Triarc Owned Intellectual Property included in the Triarc Franchise Agreements or as set forth on Section 4.15 of the Triarc Disclosure Schedule, neither Triarc nor any Subsidiary thereof has licensed or sublicensed to any person any material Intellectual Property.

(b)          Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect or as set forth on Section 4.15(b) of the Triarc Disclosure Schedule, (a) as of the date of this Agreement, there are no pending or, to the knowledge of Triarc, threatened claims by any person alleging infringement or other violation by Triarc or any of its Subsidiaries of such person’s Intellectual Property, or seeking to limit, cancel or question the validity of any Triarc Owned Intellectual Property, (b) to the knowledge of Triarc, the conduct of the business of Triarc and its Subsidiaries (including the use of Intellectual Property by Triarc, its Subsidiaries, and their respective licensees in the manner authorized under their respective license agreements with Triarc and its Subsidiaries) does not infringe or otherwise violate any Intellectual Property rights of any person and (c) to the knowledge of Triarc, no person is infringing or otherwise violating any Intellectual Property of Triarc or any of its Subsidiaries and no such claims have been asserted or threatened by Triarc or any of its Subsidiaries against any person within the last three years which remain unresolved. Section 4.15 of the Triarc Disclosure Schedule sets forth those jurisdictions where, to the knowledge of Triarc, the ARBY’S mark is not available for use and registration by Triarc and its Subsidiaries in connection with the operation of restaurants. To the knowledge of Triarc, Triarc and each of its Subsidiaries has complied with all applicable Laws, and Triarc’s own rules, policies and procedures relating to the collection, use, maintenance and processing of personal information, including financial information, collected, used, maintained or processed by Triarc or its Subsidiaries, except for any such non-compliance, default or violation that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. No claim is pending or, to the knowledge of Triarc, threatened, with respect to the collection, use, maintenance or processing of personal information, including financial information, by Triarc or any of its Subsidiaries that has had since December 30, 2007 or would reasonably be expected to have a Triarc Material Adverse Effect.

Section 4.16	Real Property.

(a)           Triarc or a Subsidiary of Triarc has fee simple title to each real property owned by Triarc or a Subsidiary of Triarc (each, a “Triarc Owned Real Property”), free and clear of all Liens and defects in title, other than Triarc Permitted Liens. Except as may be granted in any Triarc Real Property Leases or Triarc Real Property Subleases or disclosed by any title commitment, title policy, survey or other document made available to Wendy’s, each Triarc Owned Real Property is not subject to any rights of purchase, offer or first refusal that are not recorded in the appropriate office of the county in which the property is located.

(b)          Triarc or a Subsidiary of Triarc has a good leasehold estate in each lease of real property (“Triarc Real Property Leases”), under which Triarc or a Subsidiary of Triarc is a tenant or a subtenant (“Triarc Leased Real Property”), in each case free and clear of all Liens and defects in title, other than Permitted Liens. Neither Triarc nor any Subsidiary of Triarc is in breach of or default under the terms of any Triarc Real Property Lease, except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. To the knowledge of Triarc, no other party to any Triarc Real Property Lease is in breach of or default under the terms of any Triarc Real Property Lease, or default which breach or default has had since December 30, 2007 or would reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. Each Triarc Real Property Lease is a valid and binding obligation of Triarc or the Subsidiary of Triarc which is party thereto and, to the knowledge of Triarc, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)           Section 4.16(c) of the Triarc Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which Triarc or a Subsidiary of Triarc is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Triarc Real Property Subleases”). Neither Triarc nor any Subsidiary of Triarc is in breach of or default under the terms of any Triarc Real Property Sublease, except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. To the knowledge of Triarc, no other party to any Triarc Real Property Sublease is in breach of or default under the terms of any Triarc Real Property Sublease except for any such breach or default that has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. Each Triarc Real Property Sublease is a valid and binding obligation of Triarc or the Subsidiary of Triarc which is party thereto and, to the knowledge of Triarc, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17       Opinion of Financial Advisor. The Triarc Board of Directors has received the opinion of Wachovia Capital Markets, LLC (the “Triarc Advisor”) to the effect that, as of the date of such opinion specified therein, the Exchange Ratio is fair from a financial point of view to Triarc. An executed copy of such opinion will be made available to Wendy’s solely for informational purposes after receipt thereof by Triarc.

Section 4.18	Intentionally omitted.

Section 4.19      Vote of Triarc Stockholders. Except for the approval (“Triarc Stockholder Approval”) (i) of an amendment of Triarc’s certificate of incorporation in the form attached hereto as Exhibit E (the “Triarc Charter Amendment”) (1) by (x) the affirmative vote of holders of a majority of the voting power of the Class A Common Stock voting separately as a class and (y) the affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Triarc Class B Common Stock voting together at the Triarc Meeting to increase the number of authorized shares of Class A Common Stock to 1,500,000,000 shares (such additional shares, the “Newly Authorized Stock”), (2) by (x) the affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Triarc Class B Common Stock voting together at the Triarc Meeting and (y) the affirmative vote of holders of a majority of the voting power of the Triarc Class B Common Stock voting separately as a class to convert each issued and outstanding share of Triarc Class B Common Stock into a share of Class A Common Stock and provide that Class A Common Stock shall be the sole class of authorized common stock of Triarc and (3) by the affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Triarc Class B Common Stock voting together at the Triarc Meeting to (v) subject to certain exceptions, restrict the issuance of Triarc Preferred Stock to Affiliates of Triarc, (w) change the name of Triarc such that the first word of such name is “Wendy’s,” (x) amend the definition of Interested Stockholder (as defined in the Triarc Charter Amendment), (y) provide that the Triarc Board of Directors shall not have the power or authority to amend, alter or repeal Section 3 of Article I of Triarc’s bylaws and (z) provide that the purpose of Triarc is to engage in the Restaurant Business (as defined in the Triarc Charter Amendment) and (ii) by the vote of holders of a majority of the voting power of the Class A Common Stock and Triarc Class B Common Stock voting together at the Triarc Meeting in favor of the issuance of the aggregate Merger Consideration (the matters to be approved under clauses (i) and (ii), together, the “Triarc Stockholder Approval Matters”), no vote of the stockholders of Triarc or the holders of any other securities of Triarc (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Triarc to consummate the transactions contemplated hereby.

Section 4.20	Material Contracts.

(a)           Except as listed as an exhibit on any Filed Triarc SEC Document, as of the date of this Agreement, neither Triarc nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Triarc and its Subsidiaries, taken as a whole (all contracts of the type described in this Section 4.20(a) being referred to herein as “Triarc Material Contracts”).

(b)           Neither Triarc nor any Subsidiary of Triarc is in breach of or default under the terms of any Triarc Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. To the knowledge of Triarc, no other party to any Triarc Material Contract is in breach of or default under the terms of any Triarc Material Contract except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. Each Triarc Material Contract is a valid and binding obligation of Triarc or the Subsidiary of Triarc which is party thereto and, to the knowledge of Triarc, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.21	Franchise Matters.

(a)           Section 4.21(a) of the Triarc Disclosure Schedule sets forth a true and complete list of all franchise agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, market development agreements, and reserved area agreements (each a “Triarc Franchise Agreement” and, collectively, the “Triarc Franchise Agreements”) that are effective as of the date of this Agreement to which Triarc or any of its Subsidiaries is a party or by which Triarc or any of its Subsidiaries or its or their properties is bound (other than any such agreements only between Triarc and its Subsidiaries or among its Subsidiaries) and which grant or purport to grant to a Triarc Franchisee the right to operate or license others to operate or to develop within a specific geographic area or at a specific location (each a “Triarc Franchise”): Triarc’s restaurants (each a “ Triarc Franchised Restaurant”). True, correct and complete copies of all forms of Triarc Franchise Agreements used by Triarc or any of its Subsidiaries have been made available to Wendy’s.

(b)          All Triarc Franchise Agreements comply with all applicable Laws, except for any non-compliance that has not had since December 30, 2007 and would not reasonably be expected to have a Triarc Material Adverse Effect.

(c)           Since January 2, 2007, (i) Triarc and its Subsidiaries have prepared and maintained each UFOC in compliance with: (A) the UFOC Guidelines; (B) the FTC Rule; and (C) applicable Registration Laws; and (ii) Triarc and its Subsidiaries have offered and sold each Triarc franchise for a Triarc Franchised Restaurant to be located in any non-United States Jurisdiction (the “Triarc Foreign Franchises”), and have prepared and maintained each IFOC, in compliance, in all material respects, with applicable Laws, including pre-sale registration and disclosure Laws, in all cases except for any non-compliance that has not had since December 30, 2007, and would not reasonably be expected to have, a Triarc Material Adverse Effect.

(d)           Since January 2, 2007, Triarc and its Subsidiaries have not, in any UFOC, IFOC, other franchise disclosure document, in applications and/or filings with states under the Registration Laws, or in any applications or filings with any non-United States Jurisdictions, made any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or omitted to state any fact necessary to make the statements made therein, taken as a whole, not misleading, except to the extent any such matter would not, individually or in the aggregate, have a Triarc Material Adverse Effect.

(e)           Triarc and its Subsidiaries have not furnished, and have not authorized any Person to furnish:  (i) to prospective franchisees in any United States Jurisdiction any Earnings Claims and no Earnings Claim, and unless otherwise permitted by applicable Law (including pre-sale registration and disclosure Law), has been made since January 2, 2007 to any prospective Triarc Franchisee in any United States Jurisdiction; or (ii) to prospective franchisees in any non-United States Jurisdiction any materials or information from which a specific level or range of actual or potential sales, costs, income or profit from franchised or non-franchised units may be easily ascertained in violation of applicable IFOC requirements or otherwise in violation of applicable Law.

(f)           Section 4.21(f) of the Triarc Disclosure Schedules sets forth all Contracts pursuant to which Triarc and/or any of its Subsidiaries or affiliates receives Rebates as a result of transactions between the Triarc Franchisees and suppliers selling products or services to the Triarc Franchisees. When Triarc or any of its Subsidiaries or affiliates buys products, goods and services from a supplier, such supplier charges Triarc or its Subsidiaries or affiliates for these items on substantially the same basis as the supplier charges a Triarc Franchisee operating a Triarc Franchised Restaurant for similar products, goods and services purchased for use in connection with such Triarc Franchised Restaurant. No contract pursuant to which Triarc or its Subsidiaries or affiliates receives a Rebate is (i) prohibited by any Triarc Franchise Agreement, (ii) not disclosed in accordance with the UFOC Guidelines and/or the FTC Rule in the relevant UFOC, if applicable or (iii) not disclosed in accordance with applicable Law with respect to Triarc Foreign Franchises.

(g)           Section 4.21(g) of the Triarc Disclosure Schedule sets forth a true and complete list of the Contracts other than the Triarc Franchise Agreements that are in effect as of the date hereof with any formal franchisee association or group of Triarc Franchisees regarding any Triarc Franchise Agreement or franchise operational matter.

(h)           Section 4.21(h) of the Triarc Disclosure Schedule sets forth a true and complete list of the Triarc Franchisees, if any, that to the knowledge of Triarc are currently the subject of a bankruptcy or similar proceeding.

(i)           Triarc has made available to Wendy’s a true and complete copy of each Current UFOC and Current IFOC.

(j)	For purposes of this Agreement:

“Triarc Franchisee” means a person other than Triarc or any of its Subsidiaries that is granted a right (whether directly by Triarc or any of its Subsidiaries or by another Triarc Franchise) to develop or operate, and/or is granted a right to license others to develop or operate a Triarc Franchised Restaurant within a specific geographic area or at a specific location.

Section 4.22      Triarc Joint Ventures. Section 4.22 of the Triarc Disclosure Schedule sets forth a complete and accurate list of joint ventures in which Triarc or any of its Subsidiaries has an equity interest which individually have assets valued at $10 million or more (the “Triarc Joint Ventures”). The governing instruments of the Triarc Joint Ventures are set forth on Section 4.22 of the Triarc Disclosure Schedule (such Contracts, the “Triarc JV Contracts”). Except as has not had since December 30, 2007 and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect, (i) each Triarc JV Contract is a valid and binding obligation of Triarc or a Subsidiary of Triarc (and, to the knowledge of Triarc, of the counterparty thereto) and is in full force and effect and enforceable against Triarc or any of its Subsidiaries (and, to the knowledge of Triarc, against the counterparty thereto) in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in equity or at law), (ii) neither Triarc nor any of its Subsidiaries is in breach of, or default under, any such Triarc JV Contract, (iii) to the knowledge of Triarc, there are no outstanding and uncured notices of default issued by Triarc or any of its Subsidiaries to any counterparty alleging breach of, or default under, any such Triarc JV Contract and (iv) to the knowledge of Triarc, no event has occurred that would reasonably be expected to result in a breach of, or a default under, any Triarc JV Contract. Triarc has made available to Triarc copies or summaries of all material Triarc JV Contracts.

Section 4.23       Finders or Brokers. Except for the Triarc Advisor, neither Triarc nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.24      Lack of Ownership of Common Shares. Neither Triarc nor any of its Subsidiaries beneficially owns, directly or indirectly, any Common Shares or other securities convertible into, exchangeable into or exercisable for Common Shares; (b) there are no voting trusts or other agreements, arrangements or understandings to which Triarc or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Wendy’s or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Triarc or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of Wendy’s or any of its Subsidiaries; and (c) neither Triarc nor Merger Sub has beneficially owned during the immediately preceding three years a sufficient number of Common Shares that would make it an “interested shareholder” (as such term is defined Section 1704.01(c)(8) of the Ohio Revised Code) of Wendy’s.

Section 4.25      Insurance. Triarc and its Subsidiaries own or hold policies of insurance in amounts that Triarc has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (i) applicable Law and (ii) all Triarc Material Contracts to which Triarc or any of its Subsidiaries are parties or are otherwise bound.

Section 4.26      Affiliate Transactions. There are no transactions, agreements or arrangements between (i) Triarc or any of its Subsidiaries on the one hand, and (ii) any director, executive officer or affiliate of Triarc (other than any of its Subsidiaries) or any of their respective affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K, under the Securities Act which have not been so disclosed as of the date hereof (such transactions referred herein as “Triarc Affiliate Transactions”).

ARTICLE V
CERTAIN AGREEMENTS

Section 5.1	Conduct of Business by Wendy’s and by Triarc.

(a)           From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Triarc or Wendy’s, as applicable, (iii) as may be required or expressly permitted by this Agreement or (iv) as set forth in Section 5.1 of the Wendy’s Disclosure Schedule or Section 5.1 of the Triarc Disclosure Schedule, as applicable, each of Triarc and Wendy’s agrees that (A) the business of it and its respective Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant franchisees, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, however, that no action or inaction by Triarc or Wendy’s or their respective Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) or Section 5.1(c), as applicable, shall be deemed a breach of this requirement unless such action or inaction would constitute a breach of such other provision; and (B) each of Triarc and Wendy’s shall prepare amendments to each of their Current UFOC and Current IFOC in compliance, in all material respects, with applicable Laws, including pre-sale registration and disclosure Laws, and shall, as required by applicable

Laws, use or cause its Subsidiaries to use each such amended Current UFOC and Current IFOC in connection with the offer or sale of franchises in the applicable United States Jurisdictions and non-United Sates Jurisdictions.

(b)          Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of Triarc (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 5.1 of the Wendy’s Disclosure Schedule, Wendy’s shall not, and shall not permit any of its Subsidiaries to:

(i)            authorize, declare or pay any dividends on, or make any distribution with respect to, its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Wendy’s or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis to shareholders by one or more Subsidiaries of Wendy’s and (B) that Wendy’s may continue to pay regular quarterly cash dividends, which are declared, announced or paid prior to the Closing Date, on Wendy’s Common Stock consistent with past practice (not to exceed $0.125 per share per quarter, as equitably adjusted to reflect any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of such shares);

(ii)          split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly-owned direct or indirect Subsidiary of Wendy’s which remains a wholly-owned direct or indirect Subsidiary after consummation of such transaction;

(iii)         except as required by Wendy’s Benefit Plans or Wendy’s Benefit Agreements in effect as of the date of this Agreement, or as otherwise required by applicable Law (including Section 409A of the Code and regulations issued thereunder) or deemed advisable by the Wendy’s Board of Directors or a committee thereof to effect or secure compliance with applicable Law (including Section 409A of the Code and regulations issued thereunder) (A) materially increase the compensation or other benefits payable or provided to Wendy’s current or former directors, officers or employees, other than, in the case of employees that are not Key Employees, in the ordinary course of business consistent with past practice, (B) enter into any employment, change of control, severance, retention, deferred compensation, indemnification or similar agreement with any director, officer or employee of Wendy’s (except (1) to the extent necessary with respect to a new employee replacing a departing employee, provided that the aggregate annual cost does not exceed $250,000 individually or $1,000,000 for all such agreements, (2) for employment agreements terminable on less than thirty (30) days’ notice without penalty or cost, including severance, or (3) for severance agreements entered into with employees (that are not Key Employees) in the ordinary course of business in connection with terminations of employment) or (C) except as permitted pursuant to clauses (A) or (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement, Wendy’s Benefit Plan or Wendy’s Benefit Agreement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in cost to Wendy’s;

(iv)         materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)           adopt any amendments to the Wendy’s Articles or the Wendy’s Regulations or similar applicable charter documents;

(vi)         except for transactions among Wendy’s and its wholly-owned direct or indirect Subsidiaries or among Wendy’s wholly-owned direct or indirect Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Wendy’s or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option, or cause to be vested any unvested Wendy’s Share-Based Award, under any Wendy’s Share Plans (except as otherwise provided by the terms of this Agreement or for nondiscretionary actions pursuant to the express terms of any unexercisable Wendy’s Stock Options or unvested Wendy’s Share-Based Awards outstanding on the date of this Agreement), other than (A) issuances of Common Shares in respect of any exercise of Wendy’s Stock Options and settlement of any Wendy’s Share-Based Awards outstanding on the date of this Agreement (in accordance with their respective terms), or that may be granted after the date of this Agreement as permitted under this Section 5.1(b), and (B) the sale of Common Shares pursuant to the exercise of options to purchase Common Shares if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii)        except for transactions among Wendy’s and its wholly-owned Subsidiaries or among Wendy’s wholly-owned Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii)      incur, assume, guarantee, prepay, redeem, repurchase or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the Indebtedness of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any intercompany Indebtedness for borrowed money among Wendy’s and its wholly-owned Subsidiaries or among Wendy’s wholly-owned Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate than such existing Indebtedness and (z) that does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of the Merger, (C) guarantees by Wendy’s or one of its Subsidiaries of Indebtedness for borrowed money of Wendy’s or any of its Subsidiaries, which Indebtedness for borrowed money is incurred in compliance with this Section 5.1(b), (D) Indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) Indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by Wendy’s or any of its Subsidiaries other than in accordance with clauses (A)-(D). As used in this Agreement, “Indebtedness” means (1) all indebtedness for borrowed money, (2) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (3)  all obligations under capital leases, (4) all obligations in respect of outstanding letters of credit and (5) all guarantee obligations;

(ix)         except for transactions among Wendy’s and its wholly-owned Subsidiaries or among Wendy’s wholly-owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement and listed in Section 3.20 of the Wendy’s Disclosure Schedule, or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(x)          modify, amend, terminate or waive any rights under any Wendy’s Material Contract, Real Property Lease or Wendy’s JV Contract (other than terminations in accordance with their terms) that would be a Wendy’s Material Contract, Real Property Lease or Wendy’s JV Contract if in effect on the date of this Agreement, in any manner the effect of which is, individually or in the aggregate, materially adverse to Wendy’s and its Subsidiaries taken as a whole;

(xi)         enter into any Contract that would be a Wendy’s Material Contract, Real Property Lease or Wendy’s JV Contract if in effect on the date of this Agreement other than in the ordinary course of business consistent with past practice;

(xii)        acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership or other business organization or division thereof or any assets, having a value in excess of $10 million individually or $25 million in the aggregate, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice;

(xiii)       authorize or make any capital expenditures, other than (A) in accordance with Wendy’s capital expenditures plan previously provided to Triarc in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $10 million;

(xiv)       open or close, or commit to open or close, any restaurant locations, in each case other than in the ordinary course of business consistent with past practice;

(xv)        make any loans, advances or capital contributions to, or investments in, any Person, in each case other than (A) in the ordinary course of business consistent with past practice, (B) loans and advances to Wendy’s or a wholly-owned Subsidiary of Wendy’s by a wholly-owned Subsidiary of Wendy’s; or loans, advances, capital contributions to, or investments in, a wholly-owned Subsidiary of Wendy’s or (C) loans, advances and capital contributions which do not exceed $5 million in the aggregate;

(xvi)       enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;

(xvii)     abandon, fail to maintain and renew, or otherwise let lapse, any material Intellectual Property;

(xviii)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Wendy’s, or any of its Subsidiaries (other than the Merger or a merger of two or more wholly-owned Subsidiaries of Wendy’s);

(xix)       write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to Wendy’s and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as may be required by GAAP or applicable Law;

(xx)        waive, settle, satisfy or compromise any Action, other than any Action not in excess of $3 million individually or $15 million in the aggregate, or waive, settle, satisfy or compromise any pending or threatened Action arising out of or related to this Agreement or the transactions contemplated hereby;

(xxi)       enter into any Franchise Agreement for an individual Franchised Restaurant, except (A) pursuant to, and on the same material terms as, the form Franchise Agreement attached to Wendy’s then-current UFOC or IFOC, (B)  substantially in the form of a Franchise Agreement previously signed by such Franchisee or (C) in connection with the transfer of such Franchised Restaurant from one Franchisee to another Franchisee; enter into any Franchise Agreement which is an area development agreement other than in the ordinary course of business consistent with past practice; amend its current UFOC or any IFOC, except in compliance with applicable Law or as expressly contemplated herein; enter into any Contract with a franchise broker in any United States Jurisdiction; or except to the extent any such termination is consistent with past practice and would not have a Wendy’s Material Adverse Effect, terminate a Franchisee;

(xxii)     (A) waive, modify, supplement, or otherwise amend any Franchisee’s obligation to develop Franchised Restaurants or (B) waive, modify, supplement or otherwise amend any other material term of any Franchise Agreement except, in the case of either clause (A) or (B), in the ordinary course of business consistent with past practice;

(xxiii)    subject to any applicable exemptions in any United States Jurisdiction Law, (i) offer or sell any Franchise in a United States Jurisdiction unless and until its franchise registrations, current UFOC and other franchise disclosure documents have been amended to include a disclosure, in form reasonably acceptable to Triarc, disclosing, among other things, this Agreement, the Merger and the other transactions contemplated by this Agreement or (ii) offer or sell any Franchise in a non-United States Jurisdiction except in compliance with applicable disclosure requirements under non-United States Jurisdiction Laws;

(xxiv)    make any payments to financial advisors other than payments pursuant to, and in accordance with the terms of, written agreements in effect as of the date hereof (which amounts in the aggregate shall not exceed the amounts set forth in Section 5.1(b)(xxiv) of the Wendy’s Disclosure Schedule), pay any fees or reimburse any expenses of any counsel (other than for hourly time charges or for any actual or threatened litigation or other matters in the ordinary course of business) or pay any fees or reimburse any expenses to accountants, consultants or other service professionals in connection with this Agreement or the transactions contemplated hereby, including the Merger, except for the payment of fees and the reimbursement of expenses in amounts that are customarily paid to such service professionals on an arm’s length basis; or

(xxv)      agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c)           Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of Wendy’s (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 5.1 of the Triarc Disclosure Schedule, Triarc shall not, and shall not permit any of its Subsidiaries to:

(i)            authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of Triarc or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis to shareholders by one or more Subsidiaries of Triarc and (B) that Triarc may continue to pay regular quarterly cash dividends, which are declared, announced and paid prior to the Closing Date, on the Class A Common Stock and Triarc Class B Common Stock consistent with past practice (not to exceed $0.08 per share per quarter with respect to Class A Common Stock and $0.09 per share per quarter with respect to Triarc Class B Common Stock, in each case as equitably adjusted to reflect any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of such shares);

(ii)          split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly-owned direct or indirect Subsidiary of Triarc which remains a wholly-owned direct or indirect Subsidiary after consummation of such transaction;

(iii)         except as required by Triarc Benefit Plans or Triarc Benefit Agreements in effect as of the date of this Agreement or ordinary course annual equity grants thereunder, or as otherwise required by applicable Law (including Section 409A of the Code and regulations issued thereunder) or deemed advisable by the Triarc Board of Directors or a committee thereof to effect or secure compliance with applicable Law (including Section 409A of the Code and regulations issued thereunder) and except for commercially reasonable compensation, benefits or other incentives payable or employment agreements to be executed in connection with the Merger and the integration of the businesses of Triarc and Wendy’s, (A) materially increase the compensation or other benefits payable or provided to Wendy’s current or former directors, officers or employees, other than, in the case of employees that are not Triarc Key Employees in the ordinary course of business consistent with past practice,

(B) enter into any employment, change of control, severance, retention, deferred compensation, indemnification or similar agreement with any director, officer or employee of Triarc (except (1) to the extent necessary with respect to a new employee replacing a departing employee, provided that the aggregate annual cost does not exceed $125,000 individually or $500,000 for all such agreements, (2) for employment agreements terminable on less than thirty (30) days’ notice without penalty or cost, including severance or (3) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment) or (C) except as permitted pursuant to clauses (A) or (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement, Triarc Benefit Plan or Triarc Benefit Agreement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in cost to Triarc;

(iv)         materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)           except for the Triarc Charter Amendment and the amendment of Triarc’s bylaws pursuant to an amendment in the form attached hereto as Exhibit F, adopt any amendments to Triarc’s Certificate of Incorporation or Triarc’s Bylaws or similar applicable charter documents;

(vi)         except for transactions among Triarc and its wholly-owned Subsidiaries or among Triarc’s wholly-owned direct or indirect Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Triarc or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option, or cause to be vested any unvested Triarc Share-Based Award, under any Triarc Share Plans (except as otherwise provided by the terms of this Agreement or for nondiscretionary actions pursuant to the express terms of any unexercisable Triarc stock options or unvested Triarc Share-Based Awards outstanding on the date of this Agreement), other than (A) issuances of Common Shares in respect of any exercise of Triarc stock options and settlement of any Triarc Share-Based Awards outstanding on the date of this Agreement (in accordance with their respective terms), or that may be granted after the date of this Agreement as permitted under this Section 5.1(c) and (B) the sale of Common Shares pursuant to the exercise of options to purchase Common Shares if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii)        except for (x) transactions among Triarc and its wholly-owned Subsidiaries or among Triarc’s wholly-owned Subsidiaries or for (y) the forfeiture and satisfaction of Triarc stock-based awards, the acceptance of shares of Triarc capital stock as payment for the exercise price of Triarc stock options or for withholding taxes incurred in connection with the exercise of Triarc stock options or the vesting or satisfaction of Triarc stock-based awards, in each case in accordance with past practice, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii)      incur, assume, guarantee, prepay, redeem, repurchase or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the Indebtedness of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any Indebtedness for borrowed money among Triarc and its wholly-owned Subsidiaries or among Triarc’s wholly-owned Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate than, such existing Indebtedness and (z) does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of the Merger, (C) guarantees by Triarc or one of its Subsidiaries of Indebtedness for borrowed money of Triarc or any of its Subsidiaries, which Indebtedness for borrowed money is incurred in compliance with this Section 5.1(c), (D) Indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) Indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by Triarc or any of its Subsidiaries other than in accordance with clauses (A)-(D);

(ix)         except for transactions among Triarc and its wholly-owned Subsidiaries or among Triarc’s wholly-owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries and except (A) pursuant to existing agreements or other arrangements in effect prior to the execution of this Agreement and, in each case, listed in Section 4.20 of the Triarc Disclosure Schedule or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(x)          modify, amend, terminate or waive any rights under any Triarc Material Contract, Triarc Real Property Lease or Triarc JV Contract that would be a Triarc Material Contract, Triarc Real Property Lease or Triarc JV Contract if in effect on the date of this Agreement, in any manner the effect of which is, individually or in the aggregate, materially adverse to Triarc and its Subsidiaries taken as a whole;

(xi)         enter into any Contract that would be a Triarc Material Contract or Triarc Real Property Lease or Triarc JV Contract if in effect on the date of this Agreement other than in the ordinary course of business consistent with past practice;

(xii)        acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership, joint venture or other business organization or division thereof or any assets, having a value in excess of $10 million individually or $25 million in the aggregate, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice;

(xiii)       authorize or make any capital expenditures, other than (A) in accordance with Triarc’s capital expenditures plan previously provided to Wendy’s in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $10 million;

(xiv)       open or close, or commit to open or close, any restaurant location, in each case other than in the ordinary course of business consistent with past practice;

(xv)        make any loans, advances or capital contributions to, or investments in, any Person, in each case other than (A) in connection with the Financing or in the ordinary course of business consistent with past practice or (B) loans and advances to Triarc or a wholly-owned Subsidiary of Triarc by a wholly-owned Subsidiary of Triarc, or loans, advances, capital contributions to, or investments in, a wholly-owned Subsidiary of Triarc or loans, advances and capital contributions which do not exceed $5 million in the aggregate;

(xvi)       enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Triarc Affiliate Transaction other than amendments of any Affiliate Transaction in existence on the date of this Agreement that is listed in Section 4.26 of the Triarc Disclosure Schedule or disclosed in the Filed Triarc SEC Documents, which amendment involves an amount not in excess of $500,000;

(xvii)     abandon, fail to maintain and renew, or otherwise let lapse, any material Intellectual Property;

(xviii)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Triarc, or any of its Subsidiaries (other than the Merger or a merger of two or more wholly-owned Subsidiaries of Triarc);

(xix)       write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to Triarc and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice or (B) as may be required by GAAP or applicable Law;

(xx)        waive, settle, satisfy or compromise any Action, other than any Action not in excess of $3 million individually or $15 million in the aggregate, or waive, settle, satisfy or compromise any pending or threatened Action arising out of or related to this Agreement or the transactions contemplated hereby;

(xxi)       enter into any Triarc Franchise Agreement for an individual Triarc Franchised Restaurant, except (A) pursuant to, and on the same material terms as, the form Triarc Franchise Agreement attached to Triarc’s then-current UFOC or IFOC, (B) substantially in the form of a Triarc Franchise Agreement previously signed by such Triarc Franchisee or

(C) in connection with the transfer of such Triarc Franchised Restaurant from one Triarc Franchisee to another Triarc Franchisee; enter into any Triarc Franchise Agreement which is an area development agreement other than in the ordinary course of business consistent with past practice; amend its current UFOC or any IFOC, except in compliance with applicable Law or as expressly contemplated herein; enter into any Contract with a franchise broker in any United States Jurisdiction; or, except to the extent any such termination is consistent with past practice and would not have a Triarc Material Adverse Effect, terminate a Triarc Franchisee;

(xxii)     subject to any applicable exemptions in any United States Jurisdiction Law, (i) offer or sell any Triarc Franchise in a United States Jurisdiction unless and until its franchise registrations, current UFOC and other franchise disclosure documents have been amended to include a disclosure, in form reasonably acceptable to Triarc, disclosing, among other things, this Agreement, the Merger and the other transactions contemplated by this Agreement or (ii) offer or sell any Triarc Franchise in a non-United States Jurisdiction except in compliance with applicable disclosure requirements under non-United States Jurisdiction Laws; or

(xxiii)    agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(d)          Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Triarc and its Subsidiaries shall:

(i)            prepare and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Triarc Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(ii)          fully and timely pay all material Taxes due and payable in respect of such Triarc Post-Signing Returns that are so filed, or for any such Taxes as to which there is a good faith dispute, provide for adequate reserves on the financial statements of Triarc;

(iii)         properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Triarc Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;

(iv)         promptly notify Wendy’s of any material Action or audit pending or threatened against Triarc or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(v)          not make or revoke any material election with regard to Taxes or file any material amended Tax Returns, without the prior written consent of Wendy’s;

(vi)         not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements, without the prior written consent of Wendy’s; and

(vii)        terminate all Tax allocation, indemnification or sharing agreements to which Triarc or any of its Subsidiaries is a party such that there are no further liabilities thereunder (other than any such agreements solely among Triarc and any of its Subsidiaries).

(e)           Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Wendy’s and its Subsidiaries shall:

(i)            prepare and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Wendy’s Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(ii)          consult with Triarc with respect to all material closing agreements, issue resolution agreements and other agreements or confirmations to be executed or entered into or received by Wendy’s or any of its Subsidiaries with or from the IRS in connection with the CAP;

(iii)         fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed, or for any such Taxes as to which there is a good faith dispute, provide for adequate reserves on the financial statements of Wendy’s;

(iv)         properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Wendy’s Post-Signing Returns is due prior to the Closing Date in a manner consistent with past practice;

(v)           promptly notify Triarc of any material Action or audit pending or threatened against Wendy’s or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(vi)         not make or revoke any material election with regard to Taxes or file any material amended Tax Returns, without the prior written consent of Triarc;

(vii)        not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements, without the prior written consent of Triarc; and

(viii)      terminate all Tax allocation, indemnification or sharing agreements to which Wendy’s or any of its Subsidiaries is a party such that there are no further liabilities thereunder (other than any such agreements solely among Wendy’s and any of its Subsidiaries and the Tax Sharing Agreement by and between Wendy’s and Tim Hortons Inc., dated March 29, 2006).

(f)           Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Merger Sub shall not, without the prior written consent of Wendy’s: (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity securities of Merger Sub, (ii) incur any obligations or liabilities or enter into any Contract other than in furtherance of the transactions contemplated hereby or (iii) authorize any of, or commit or agree to take, any of the foregoing actions.

Section 5.2	Investigation.

(a)           Prior to the earlier of the Effective Time and the Termination Date, each of Triarc and Wendy’s shall afford to the other party and to each of the other party’s officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources (and their advisors) and agents and other representatives (collectively, “Representatives”) reasonable access upon at least one Business Day’s prior notice during normal business hours to its and its Subsidiaries’ officers, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish the other party and their respective Representatives with financial, operating and other data and information as the other party may from time to time reasonably request. Notwithstanding the foregoing, neither party shall be required to afford such access to the extent it would unreasonably disrupt the operations of such party or any of such party’s Subsidiaries, would cause a violation of any agreement to which such party or any of such party’s Subsidiaries is a party (although each party shall use commercially reasonable efforts to obtain any necessary consent so that such violation would not occur), would cause a reasonable risk of a loss of a privilege to such party’s or any of such party’s Subsidiaries or would constitute a violation of any applicable Law, nor shall such party or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the other party or any of its Subsidiaries. The parties agree that no information discovered by any party or its Representatives in the course of any investigation pursuant to this Section 5.2(a) shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party contained in this Agreement.

(b)          Triarc hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be subject to the terms of, the Confidentiality Agreement, dated August 27, 2007, between Wendy’s, Triarc and Trian Fund Management, L.P. (the “Triarc Confidentiality Agreement”).

(c)           Wendy’s hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material as such term is used in, and shall be subject to the terms of the Confidentiality Agreement, dated January 23, 2008, between Wendy’s and Triarc (the “Wendy’s Confidentiality Agreement”).

Section 5.3	No Solicitation.
A. No Triarc Solicitation.

(a)           From the date of this Agreement until the earlier of the Effective Time and the Termination Date, Triarc shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of or any other Representative of, Triarc or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any inquiries concerning, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Triarc Takeover Proposal, (ii) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to any Triarc Takeover Proposal, (iii) provide any non-public information regarding Triarc and its Subsidiaries to any third party or engage in any negotiations or discussions in connection with any Triarc Takeover Proposal or otherwise knowingly cooperate with or assist or participate in or knowingly encourage any such negotiations or discussions, (iv) approve or recommend a Triarc Takeover Proposal, (v) submit to the stockholders of Triarc for their approval or adoption any Triarc Takeover Proposal or (vi) agree or publicly announce any intention to take any of the foregoing actions.

(b)           From the date of this Agreement until the earlier of the Effective Time and the Termination Date, neither the Triarc Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Wendy’s, the Triarc Recommendation or the approval by the Triarc Board of Directors or such committee of this Agreement or the Merger (a “Triarc Recommendation Withdrawal”); provided, that at any time prior to obtaining the Triarc Stockholder Approval, the Triarc Board of Directors or such committee may effect a Triarc Recommendation Withdrawal if, and only if, (x) the Triarc Board of Directors or such committee determines in good faith, after consultation with its outside counsel and its outside financial advisor, that failing to take any such action would be inconsistent with its fiduciary duties under applicable Law and (y) in the case of any Triarc Recommendation Withdrawal (other than a Triarc Recommendation Withdrawal in connection with Triarc’s entering into a definitive agreement for, or approving or recommending a Triarc Superior Proposal, which shall be governed by Section 5.3(A)(d)), Triarc provides to Wendy’s at least one (1) Business Day’s prior written notice of its intention to effect a Triarc Recommendation Withdrawal.

(c)           Notwithstanding anything to the contrary contained in Section 5.3(A)(a), if at any time prior to obtaining the Triarc Stockholder Approval, (i) Triarc has received a bona fide written Triarc Takeover Proposal from a third party that did not result from a breach of Sections 5.3(A)(a) or 5.3(A)(b) and (ii) the Triarc Board of Directors determines in good faith, after consultation with its outside financial advisor and its outside counsel, that the Triarc Takeover Proposal constitutes or would reasonably be expected to result in a Triarc Superior Proposal, then Triarc may (A) provide information regarding Triarc and its Subsidiaries to the person or persons making such Triarc Takeover Proposal and their respective Representatives and financing sources and (B) engage in negotiations or discussions with the person or persons making such Triarc Takeover Proposal and their respective Representatives and financing sources; provided that (x) Triarc will not, and will not allow its Representatives to, disclose any non-public information to any person or persons making such Triarc Takeover Proposal or their respective Representatives or financing sources unless the person or persons making the Triarc Takeover Proposal enter into an Acceptable Triarc Confidentiality Agreement and (y) Triarc will promptly (and in any event within one (1) Business Day) provide to Wendy’s any non-public information provided to such person or persons making such Triarc Takeover Proposal or their respective Representatives or financing sources that was not previously provided to Wendy’s. Triarc shall promptly (and in any event within one (1) Business Day) notify Wendy’s in the event it receives a Triarc Takeover Proposal or any request or inquiry that would reasonably be expected to lead to a Triarc Takeover Proposal from any person or group of related persons, including by notifying Wendy’s of the identity of the person or persons making such Triarc Takeover Proposal, request or inquiry and the material terms and conditions thereof. Without limiting the foregoing, Triarc shall promptly (and in any event within one (1) Business Day) notify Wendy’s after beginning to provide non-public information or to engage in negotiations concerning a Triarc Takeover Proposal. Triarc shall inform Wendy’s on a prompt and current basis of any material change in the material terms or conditions of a Triarc Takeover Proposal (it being understood that any change in price shall be deemed to be a material change in a material term) and promptly provide Wendy’s with copies of any written Triarc Takeover Proposals received by Triarc. Promptly upon determination by the Triarc Board of Directors that a Triarc Takeover Proposal constitutes a Triarc Superior Proposal in accordance with Section 5.3(A)(d), Triarc shall deliver to Wendy’s a written notice advising Wendy’s that the Triarc Board of Directors has so determined, specifying the material terms and conditions of such Triarc Superior Proposal (including the terms of the consideration that the holders of Triarc Common Shares will receive per share of Triarc Common Share and including any written agreement providing for a Triarc Superior Proposal and the identity of the person or persons making such Triarc Superior Proposal).

(d)           Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Triarc Board of Directors under Section 5.3(A)(b), if, at any time prior to obtaining the Triarc Stockholder Approval, Triarc receives a Triarc Takeover Proposal which the Triarc Board of Directors concludes in good faith, after consultation with its outside financial advisor and its outside counsel, constitutes a Triarc Superior Proposal, Triarc may terminate this Agreement to enter into a definitive agreement with respect to the Triarc Superior Proposal. Triarc may not terminate this Agreement pursuant to the foregoing sentence, and any purported termination pursuant to the foregoing sentence shall be void and of no force or effect, unless Triarc is in compliance in all material respects with this Section 5.3A.

(e)           Nothing contained in this Agreement shall prohibit Triarc or the Triarc Board of Directors or any committee thereof from taking and disclosing to the stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall Triarc or the Triarc Board of Directors or any committee thereof take, or agree or resolve to take, any action that would constitute a Triarc Recommendation Withdrawal other than in compliance with this Section 5.3(A).

(f)           As used in this Agreement, the following terms shall have the following meanings:

(i)           “Triarc Takeover Proposal” means any proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the net revenues, net income or the assets of Triarc and its Subsidiaries on a consolidated basis, (B) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Triarc, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Triarc or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Triarc, other than the transactions contemplated by this Agreement.

(ii)          “Triarc Superior Proposal” means a bona fide written Triarc Takeover Proposal, which proposal was not the result of a breach of this Section 5.3(A), made by a third party that is not an Affiliate of Triarc (A) on terms that the Triarc Board of Directors determines in good faith, after consultation with Triarc’s outside financial advisor and its outside legal counsel, and considering all timing, financial, legal, regulatory and other aspects of such proposal and the person making such proposal, (x) would, if consummated, be more favorable to the holders of Triarc Common Shares from a financial point of view than the transactions contemplated hereby (taking into account any changes proposed by Wendy’s to the terms of this Agreement in response to a Triarc Takeover Proposal) and (y) is reasonably likely to be completed and (B) for which financing, to the extent required, is then committed or reasonably likely to be obtained; provided that, for the purposes of this definition of “Triarc Superior Proposal”, the term Triarc Takeover Proposal shall have the meaning assigned to such term in Section 5.3(A)(f)(i), except that the references to “20% or more” in the definition of “Triarc Takeover Proposal” shall be deemed to be references to “50% or more” and

(iii)         “Acceptable Triarc Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material respect to Triarc than those contained in the Wendy’s Confidentiality Agreement.

B. No Wendy’s Solicitation.

(a)           From the date of this Agreement until the earlier of the Effective Time and the Termination Date, Wendy’s shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of or any other Representative of, Wendy’s or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any inquiries concerning, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Wendy’s Takeover Proposal, (ii) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to any Wendy’s Takeover Proposal, (iii) provide any non-public information regarding Wendy’s and its Subsidiaries to any third party or engage in any negotiations or discussions in connection with any Wendy’s Takeover Proposal or otherwise knowingly cooperate with or assist or participate in or knowingly encourage any such negotiations or discussions, (iv) approve or recommend a Wendy’s Takeover Proposal, (v) submit to the shareholders of Wendy’s for their approval or adoption any Wendy’s Takeover Proposal or (vi) agree or publicly announce any intention to take any of the foregoing actions. Wendy’s shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Wendy’s, any of its Subsidiaries or any Representative of Wendy’s or any of its Subsidiaries, with any persons conducted heretofore with respect to any of the foregoing.

(b)           From the date of this Agreement until the earlier of the Effective Time and the Termination Date, neither the Board of Directors nor any committee thereof (including the Special Committee) shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Triarc or Merger Sub, the Recommendation or the approval by the Board of Directors or such committee of this Agreement or the Merger (a “Recommendation Withdrawal”); provided, that at any time prior to obtaining the Wendy’s Shareholder Approval, the Board of Directors or such committee may effect a Recommendation Withdrawal if, and only if, (x) the Board of Directors or such committee determines in good faith, after consultation with its outside counsel and its outside financial advisors, that failing to take any such action would be inconsistent with its fiduciary duties under applicable Law, and (y) in the case of any Recommendation Withdrawal (other than a Recommendation Withdrawal in connection with Wendy’s entering into a definitive agreement for, or approving or recommending a Wendy’s Superior Proposal, which shall be governed by Section 5.3(B)(d)), Wendy’s provides to Triarc at least one (1) Business Day’s prior written notice of its intention to effect a Recommendation Withdrawal.

(c)           Notwithstanding anything to the contrary contained in Section 5.3(B)(a), if at any time prior to obtaining the Wendy’s Shareholder Approval, (i) Wendy’s has received a bona fide written Wendy’s Takeover Proposal from a third party that did not result from a breach of Sections 5.3(B)(a) or 5.3(B)(b) and (ii) the Board of Directors (or the Special Committee, if then in existence) determines in good faith, after consultation with its outside financial advisors and its outside counsel, that the Wendy’s Takeover Proposal constitutes or would reasonably be expected to result in a Wendy’s Superior Proposal, then Wendy’s may (A) provide information regarding Wendy’s and its Subsidiaries to the person or persons making such Wendy’s Takeover Proposal and their respective Representatives and financing sources and (B) engage in negotiations or discussions with the person or persons making such Wendy’s Takeover Proposal and their respective Representatives and financing sources; provided that (x) Wendy’s will not, and will not allow its Representatives to, disclose any non-public information to any person or persons making such Wendy’s Takeover Proposal or their respective Representatives or financing sources unless the person or persons making the Wendy’s Takeover Proposal enter into an Acceptable Wendy’s Confidentiality Agreement and (y) Wendy’s will promptly (and in any event within one (1) Business Day) provide to Triarc any non-public information provided to such person or persons making such Wendy’s Takeover Proposal or their respective Representatives or financing sources that was not previously provided to Triarc. Wendy’s shall promptly (and in any event within one (1) Business Day) notify Triarc in the event it receives a Wendy’s Takeover Proposal or any request or inquiry that would reasonably be expected to lead to a Wendy’s Takeover Proposal from any person or group of related persons, including by notifying Triarc of the identity of the person or persons making such Wendy’s Takeover Proposal, request or inquiry and the material terms and conditions thereof. Without limiting the foregoing, Wendy’s shall promptly (and in any event within one (1) Business Day) notify Triarc after beginning to provide non-public information or to engage in negotiations concerning a Wendy’s Takeover Proposal. Wendy’s shall inform Triarc on a prompt and current basis of any material change in the material terms or conditions of a Wendy’s Takeover Proposal (it being understood that any change in price shall be deemed to be a material change in a material term) and promptly provide Triarc with copies of any written Wendy’s Takeover Proposals received by Wendy’s. Promptly upon determination by the Board of Directors (or the Special Committee, if then in existence) that a Wendy’s Takeover Proposal constitutes a Wendy’s Superior Proposal in accordance with Section 5.3(B)(d), Wendy’s shall deliver to Triarc a written notice advising Triarc that the Board of Directors (or the Special Committee, if then in existence) has so determined, specifying the material terms and conditions of such Wendy’s Superior Proposal (including the terms of the consideration that the holders of shares of Common Shares will receive per share of Common Share and including any written agreement providing for a Wendy’s Superior Proposal and the identity of the person or persons making such Wendy’s Superior Proposal).

(d)           Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Board of Directors under Section 5.3(B)(b), if, at any time prior to obtaining the Wendy’s Shareholder Approval, Wendy’s receives a Wendy’s Takeover Proposal which the Board of Directors (or the Special Committee, if then in existence) concludes in good faith, after consultation with its outside financial advisors and its outside counsel, constitutes a Wendy’s Superior Proposal, Wendy’s may terminate this Agreement to enter into a definitive agreement with respect to the Wendy’s Superior Proposal. Wendy’s may not terminate this Agreement pursuant to the foregoing sentence, and any purported termination pursuant to the foregoing sentence shall be void and of no force or effect, unless Wendy’s is in compliance in all material respects with this Section 5.3(B) and prior to or concurrently with such termination Wendy’s pays the Triarc Expenses payable pursuant to Section 7.2; and the Board of Directors may not terminate this Agreement pursuant to the foregoing sentence unless Wendy’s shall have provided prior written notice (“Superior Proposal Notice”) to Triarc, at least three (3) Business Days in advance of its intention to terminate this Agreement to enter into a definitive agreement with respect to a Wendy’s Superior Proposal (it being understood that delivering a Superior Proposal Notice, or disclosure thereof, shall not in and of itself entitle Triarc to terminate this Agreement pursuant to Section 7.1(j)); provided, further, that in the event of any material change to the material terms of a Wendy’s Superior Proposal (it being understood that a change in price shall be deemed to be a material change to a material term), Wendy’s shall deliver to Triarc a written notice specifying the material terms and conditions of such modified Wendy’s Superior Proposal (including the terms of the consideration that the holders of shares of Common Shares will receive and including any written agreement providing for a Wendy’s Superior Proposal and the identity of the Person making such Wendy’s Superior Proposal), and if the three (3) Business Day period referenced above would otherwise expire within forty-eight (48) hours after delivery of such notice, such period shall be extended until forty-eight (48) hours from delivery of the notice. To the extent that Triarc proposes changes to the terms of this Agreement during the three (3) Business Day period referred to above (as extended), Wendy’s shall negotiate in good faith with Triarc with respect to such changes during such period.

(e)           Nothing contained in this Agreement shall prohibit Wendy’s or its Board of Directors or any committee thereof (including the Special Committee) from taking and disclosing to the shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall Wendy’s or its Board of Directors or any committee thereof (including the Special Committee) take, or agree or resolve to take, any action that would constitute a Recommendation Withdrawal other than in compliance with this Section 5.3(B).

(f)           As used in this Agreement, the following terms shall have the following meanings:

(i)           “Wendy’s Takeover Proposal” means any proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the net revenues, net income or the assets of Wendy’s and its Subsidiaries on a consolidated basis, (B) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Wendy’s, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Wendy’s or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Wendy’s, other than the transactions contemplated by this Agreement.

(ii)          “Wendy’s Superior Proposal” means a bona fide written Wendy’s Takeover Proposal, which proposal was not the result of a breach of this Section 5.3(B), made by a third party that is not an Affiliate of Wendy’s (A) on terms that the Special Committee or the Board of Directors determines in good faith, after consultation with Wendy’s or the Special Committee’s independent financial advisors and its outside legal counsel, and considering all timing, financial, legal, regulatory and other aspects of such proposal and the person making such proposal, (x) would, if consummated, be more favorable to the holders of Common Shares from a financial point of view than the transactions contemplated hereby (taking into account any changes proposed by Triarc to the terms of this Agreement in response to a Wendy’s Takeover Proposal) and (y) is reasonably likely to be completed and (B) for which financing, to the extent required, is then committed or reasonably likely to be obtained; provided that, for the purposes of this definition of “Wendy’s Superior Proposal”, the term Wendy’s Takeover Proposal shall have the meaning assigned to such term in Section 5.3(f)(i), except that the references to “20% or more” in the definition of “Wendy’s Takeover Proposal” shall be deemed to be references to “50% or more” and

(iii)         “Acceptable Wendy’s Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material respect to Wendy’s than those contained in the Triarc Confidentiality Agreement.

Section 5.4	Filings; Other Actions.

(a)           Each of Wendy’s, Triarc and Merger Sub shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by this Agreement, including in connection with preparation and delivery of the Transaction SEC Filings. In connection with the Merger and the Wendy’s Meeting, and the Triarc Meeting, Wendy’s and Triarc, as appropriate, shall prepare and file with the SEC the Transaction SEC Filings, and Wendy’s and Triarc, as appropriate, shall use reasonable best efforts to respond to the comments of the SEC and have the Form S-4 declared effective by the SEC under the Securities Act and thereafter to cause the Proxy Statement to be mailed to Wendy’s shareholders and Triarc’s stockholders, all as promptly as reasonably practicable and use all reasonable efforts to keep the Form S-4 effective as long as reasonably necessary to consummate the Merger; provided, however, that prior to the filing of the Transaction SEC Filings, the parties shall consult with each other party with respect to such filings and shall afford each other party and its Representatives reasonable opportunity to comment thereon. Each party shall provide any other party with any information for inclusion in the Transaction SEC Filings which may be required under applicable Law or which is reasonably requested by each other party. Each party shall notify each other party of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Transaction SEC Filings or for additional information, and will promptly supply to such other party copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Transaction SEC Filings or the Merger. Each of Wendy’s, Triarc and Merger Sub shall use reasonable best efforts to resolve all SEC comments with respect to the Transaction SEC Filings and any other required filings as promptly as practicable after receipt thereof. Each of Wendy’s, Triarc and Merger Sub agree to correct any information provided by it for use in the Transaction SEC Filings which shall have become false or misleading in any material respect. Each party will promptly notify the other parties if at any time prior to the Wendy’s Meeting or Triarc Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Transaction SEC Filings. In such case, the parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to Wendy’s shareholders and Triarc’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, each party shall consult with each other party with respect to such amendment or supplement and shall afford each such party and its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, no party shall have any obligation to notify the other parties of any matters to the extent that its board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to its shareholders (or stockholders) under applicable Law.

(b)           Wendy’s and Triarc shall cooperate with each other in order to have lifted any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement.

(c)           Subject to the other provisions of this Agreement, Wendy’s shall (i) take all action necessary in accordance with the OGCL and the Wendy’s Articles and Wendy’s Regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Wendy’s Shareholder Approval (the “Wendy’s Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Wendy’s Meeting no later than 40 days after mailing the Proxy Statement, unless a later date is mutually agreed by Wendy’s and by Triarc), (ii) include in the Proxy Statement the Recommendation and (iii) use all reasonable efforts to solicit from its shareholders proxies to secure the Wendy’s Shareholder Approval.

(d)           Subject to the other provisions of this Agreement, Triarc shall (i) take all action necessary in accordance with the DGCL and Triarc’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Triarc Stockholder Approval (the “Triarc Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Triarc Meeting no later than 40 days after mailing the Proxy, Statement, unless a later date is mutually agreed by Wendy’s and by Triarc), (ii) include in the Proxy Statement the recommendation of Triarc’s board of directors that its stockholders grant the Triarc Stockholder Approval and (iii) use all reasonable efforts to solicit from its stockholders proxies to secure the Triarc Stockholder Approval. Triarc shall, in its capacity as the sole shareholder of Merger Sub, approve this Agreement and the consummation of the transactions contemplated hereby.

Section 5.5	Stock Options and Other Share-Based Awards; Employee Matters.
(a)	Wendy’s Stock Options and Other Share-Based Awards.

(i)            Wendy’s shall take all requisite action so that, as of the Effective Time, each option to purchase Common Shares outstanding immediately prior to the Effective Time (“Wendy’s Stock Options”) granted under the Wendy’s Share Plans is converted (as converted, a “Converted Stock Option”), by virtue of the Merger and without any action on the part of the holder of that Wendy’s Stock Option, into an option exercisable for that number of shares of Class A Common Stock equal to the product of (i) the aggregate number of Common Shares for which such Wendy’s Stock Option was exercisable and (ii) the Exchange Ratio, rounded up to the nearest whole share except as required to avoid adverse tax consequences under Code Section 409A (in which case it shall be rounded down). The exercise price per share of such Converted Stock Option shall be equal to (x) the aggregate exercise price of such Wendy’s Stock Option immediately prior to the Effective Time divided by (y) the number of shares of Class A Common Stock for which such Converted Stock Option shall be exercisable, as determined in accordance with the prior sentence, rounded down to the nearest cent; provided, however, that such number of shares of Class A Common Stock shall be rounded up to the nearest whole share, and/or such exercise price shall be rounded down to the nearest whole cent, if necessary to avoid adverse tax consequences under Section 409A of the Code. Prior to the Effective Time, Wendy’s shall make such amendments and take such other actions with respect to the Wendy’s Share Plans as shall be necessary to effectuate the adjustment referred to in this Section 5.5(a)(i), including notifying all participants in the Wendy’s Share Plans of such adjustment. All Converted Stock Options shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Wendy’s Share Plan (or any other agreement to which such Converted Stock Option was subject immediately prior to the Effective Time) except as otherwise provided for herein.

(ii)          Wendy’s shall take all requisite action so that, as of the Effective Time, each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares granted under the Wendy’s Share Plans or Wendy’s Benefit Plans (including restricted share units, phantom units, deferred share units and dividend equivalents), other than awards of restricted Common Shares (the “Restricted Shares”), and other than Wendy’s Stock Options and Common Shares held in the Profit Sharing and Savings Plan Trust (each, other than Restricted Shares, Wendy’s Stock Options and Common Shares held in the Profit Sharing and Savings Plan Trust, a “Wendy’s Share-Based Award”), and other than Wendy’s Performance Units, whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Common Shares, shall ( as converted, a “Converted Stock-Based Award”) be converted by virtue of the Merger and without any action on the part of the holder of that Wendy’s Stock-Based Award, into an award with respect to a number of shares of Class A Common Stock equal to the product of (i) the aggregate number of Common Shares Subject to such Wendy’s Stock-Based Award, multiplied by the (ii) Exchange Ratio, rounded down to the nearest whole share. All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Wendy’s Stock-Based Plan (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Effective Time) except as otherwise provided herein. Prior to the Effective Time, Wendy’s shall make such amendments and take such other actions with respect to the Wendy’s Stock-Based Award Plans as shall be necessary to effectuate the adjustment referred to in this Section 5.5(a)(ii), including notifying all participants in the Wendy’s Stock-Based Award Plans of such adjustment.

(iii)         Immediately prior to the Effective Time, each award of restricted Common Shares (the “Restricted Shares”) shall be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. For the purposes of Section 2.1 and Section 2.2, all references to Common Shares shall be deemed to include Restricted Shares.

(iv)         Wendy’s shall take all requisite action so that, as of the Effective Time, each performance unit granted under the Wendy’s Share Plans (each, a “Wendy’s Performance Unit”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Common Shares and shall be converted into the right to receive, following the Effective Time at the time specified under the applicable Wendy’s Share Plan under which it was granted, an amount in cash in U.S. dollars equal to (A) the product of (i) the Fair Market Value (as defined in such applicable Wendy’s Share Plan of a Common Share on the date on which the Effective Time occurs and (ii) the number of Common Shares underlying such Wendy’s Performance Units that are deemed to have vested in connection with the transactions contemplated by this Agreement less (B) such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(v)          As soon as practicable following the date hereof, the Compensation Committee of the Board of Directors shall make such adjustments and amendments with the consent of Triarc (with such consent not to be unreasonably withheld, conditioned or delayed) (and provide copies of any documents reflecting such adjustments or amendments to Triarc, at least 10 days prior to the Effective Time) to or make such determinations with respect to Wendy’s Stock Options, Wendy’s Share-Based Awards and Restricted Shares as are necessary to implement the foregoing provisions of this Section 5.5(a) and to ensure that no holder of a Wendy’s Stock Option or Wendy’s Share-Based Award has any right to receive Common Shares following the Effective Time.

(b)	Employee Matters.

(i)            Subject to applicable collective bargaining agreements, for the period immediately following the Effective Time until December 31, 2008, Triarc and the Surviving Corporation shall provide, or shall cause to be provided, to employees of Wendy’s and its Subsidiaries who remain employed with the Surviving Corporation (“Wendy’s Employees”), (A) base salary (or wages) that are no less favorable than those in effect for each Wendy’s

Employee immediately prior to the Effective Time, (B) annual cash bonus opportunities that are no less favorable than those in effect for the Wendy’s Employees immediately prior to the Effective Time (provided the bonus opportunities may be adjusted in order to prevent inappropriate enlargement or dilution) and (C) the existing Wendy’s employee benefits (excluding (i) benefits under plans providing for the issuance of Common Shares or based on the value of Common Shares and (ii) extended health care coverage other than pursuant to COBRA).

(ii)          Subject to applicable collective bargaining agreements, from January 1, 2009 until December 31, 2009, Triarc and the Surviving Corporation shall provide, or shall cause to be provided, to Wendy’s Employees, (A) base salary (or wages) and annual cash bonus opportunities in the aggregate that are substantially equivalent to those in effect for each Wendy’s Employee immediately prior to the Effective Time and (B) employee benefits (excluding extended health care coverage other than pursuant to COBRA) that, in the aggregate, are not less favorable than the employee benefits (excluding extended health care coverage other than pursuant to COBRA) provided to Wendy’s Employees immediately prior to the Effective Time.

(iii)         For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Triarc and its Subsidiaries providing benefits to any Wendy’s Employees after the Effective Time (the “New Plans”), each Wendy’s Employee shall be credited with his or her years of service with Wendy’s and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Wendy’s Employee was entitled, before the Effective Time, to credit for such service under any similar Wendy’s Employee benefit plan in which such Wendy’s Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to benefit accrual under any final average pay defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Wendy’s Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Wendy’s Benefit Plan in which such Wendy’s Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Wendy’s Employee, Triarc shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Wendy’s Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of Wendy’s or its Subsidiaries in which such Wendy’s Employee participated immediately prior to the Effective Time, and Triarc shall cause any eligible expenses incurred by such Wendy’s Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iv)         Nothing in this Agreement shall be construed to require Triarc or any of its Subsidiaries to continue the employment of any specific person or persons or to maintain any specific benefit plan or arrangement (other than as required by Section 5.5(b)(i) and (b)(ii)).

(v)           Prior to the Effective Time, the Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Wendy’s who is a covered person of Wendy’s for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Common Shares or options or other rights to acquire Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(vi)         Prior to the Effective Time, the Triarc Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer, director or employee of Wendy’s who will be a covered person of Triarc for purposes of Section 16 of shares of Class A Common Stock or options or other rights to acquire shares of Class A Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(vii)        Prior to the Closing, Wendy’s shall take such actions as are necessary (including making cash contributions) to ensure that the Wendy’s defined benefit pension plans that are to be terminated pending approval from the IRS (the Crew Plan and the ABP Plan, as described in Note 13 to the Consolidated Financial Statements contained in the Wendy’s 10-K) are not underfunded (that is, the amount of the liabilities of the plan to its participants and beneficiaries (including settlement distribution payments to participants and beneficiaries in respect of the termination of the plan), as measured on the applicable plan termination basis, exceeds the market value of the plan’s assets available for distribution to the plan’s participants and beneficiaries) (individually or in the aggregate) by an amount in excess of $10,000,000 as of the Closing.

Section 5.6	Reasonable Best Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, and except where a different standard of effort is provided in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Wendy’s Approvals and the Triarc Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including the issuance or reissuance of any and all required state, country or local licenses or permits required for the operation of Wendy’s and Triarc’s business as currently conducted, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary contained herein, it is understood and agreed that prior to the Effective Time, unless Wendy’s has obtained the prior written consent of Triarc, in no event shall Wendy’s or any of its Subsidiaries pay or commit to pay any fee, penalty or other consideration in excess of $25,000 individually or $2,000,000 in the aggregate to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any Wendy’s Real Property Lease or Contract.

(b)           Subject to the terms and conditions herein provided and without limiting the foregoing, Wendy’s and Triarc shall (i) promptly, but in no event later than fifteen (15) Business Days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act and the Competition Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii)  use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date); and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Wendy’s or Triarc, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Wendy’s and Triarc shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity with respect thereto. Each of Wendy’s and Triarc agrees not to (x) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (y) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) or (z) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)           In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Wendy’s and Triarc shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d)           Notwithstanding anything to the contrary contained in this Agreement, neither Triarc nor Wendy’s, nor any of their respective Subsidiaries shall be obligated to agree, and neither Wendy’s, Triarc nor any of their respective Subsidiaries shall agree without the other party’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Triarc, Wendy’s, their respective Subsidiaries or affiliates or their and their respective Subsidiaries’ or affiliates’ assets if such action, condition, restriction, obligation or requirements (i) would reasonably be expected to require Triarc, Wendy’s or their respective Subsidiaries or affiliates to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets or (ii) would reasonably be expected to result in any material limitations on Triarc or Wendy’s or their respective Subsidiaries or affiliates to own, retain, conduct or operate all or a material portion of their respective businesses or assets.

(e)           For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914,the Competition Act and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, as the foregoing may be amended from time to time.

Section 5.7         Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each party hereto and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8         Public Announcements. Wendy’s and Triarc will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and neither shall issue any such press release or other public statement or comment without the other’s prior consultation, except as may be required by applicable Law or by the rules or regulations of the SEC or any applicable national securities exchange. Triarc and Wendy’s agree to issue a joint press release announcing this Agreement.

Section 5.9	Indemnification and Insurance.

(a)           The Surviving Corporation shall honor all of Wendy’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of Wendy’s and any of its Subsidiaries, and any other employees who have executed individual indemnity agreements as set forth on Section 5.9(a) of the Wendy’s Disclosure Schedule (an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Effective Time, to the extent that such obligations of Wendy’s and such Subsidiaries, exist on the date of this Agreement, whether pursuant to the Wendy’s Articles, the Wendy’s Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger, and shall continue in full force and effect in accordance with the terms of such Wendy’s Articles, Wendy’s Regulations and individual indemnity agreements from the Effective Time, until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions. The articles of incorporation and regulations of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present officers and directors than are set forth in the Wendy’s Articles and the Wendy’s Regulations, as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time, in any manner that would adversely affect the rights thereunder of any such individuals.

(b)        From and after the Effective Time, to the fullest extent permitted by law, Triarc shall, and shall cause the Surviving Corporation to indemnify, defend and hold harmless the Indemnified Parties against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements and fees and disbursements of experts and witnesses), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation (an “Action”), in respect of actions or omissions occurring at or prior to the Effective Time, in connection with such Indemnified Party’s duties as an officer, director or employee of Wendy’s or any of its respective Subsidiaries, including with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement. In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)           Wendy’s may obtain (but only with Triarc’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed), at or prior to the Effective Time, prepaid (so-called “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time covering each Indemnified Party on terms with respect to such coverage and amounts not materially less favorable, taken as a whole to any Indemnified Party, than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of the other party, such party may not expend for any twelve (12) month period therefor in excess of 250% of the amount paid by Wendy’s for coverage for the period of twelve (12) months beginning on September 30, 2007. If Wendy’s does not obtain “tail” insurance as contemplated by the immediately preceding sentence, then, for a period of six (6) years from the Effective Time the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Wendy’s and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms with respect to coverage and amounts not materially less favorable, taken as a whole, than those of such policies in effect on the date of this Agreement; provided, further, that after the Effective Time the Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by Wendy’s and/or Triarc prior to the date of this Agreement in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as is reasonably practicable for such amount.

(d)        Each of Triarc and Wendy’s shall pay all reasonable expenses, including reasonable attorneys’ fees and fees and disbursements of experts and witnesses, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or code of regulations or other organization documents of Wendy’s, Triarc or any of their Subsidiaries or the Surviving Corporation, or any other indemnification arrangement, the DGCL, the OGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)           If Triarc, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Triarc or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10       Control of Operations. Nothing contained in this Agreement shall give Triarc, directly or indirectly, the right to control or direct Wendy’s operations prior to the Effective Time. Prior to the Effective Time, Wendy’s shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Nothing contained in this Agreement shall give Wendy’s, directly or indirectly, the right to control or direct Triarc’s operations prior to the Effective Time. Prior to the Effective Time, Triarc shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11	Intentionally omitted .

Section 5.12       No Other Representations or Warranties. Except for the representations and warranties contained in Article III, neither Wendy’s nor any person on behalf of Wendy’s makes any other express or implied representation or warranty with respect to Wendy’s or any of its Subsidiaries or with respect to any other information provided to Triarc or Merger Sub in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in Article IV, none of Triarc or Merger Sub or any other person on behalf of Triarc or Merger Sub makes any other express or implied representation or warranty with respect to Triarc or any of its Subsidiaries or with respect to any other information provided to Wendy’s in connection with the transactions contemplated hereby. Neither Wendy’s nor any other person will have or be subject to any liability or indemnification obligation to Triarc or Merger Sub or any other person resulting from the distribution to Triarc or Merger Sub, or Triarc’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Triarc or Merger Sub in “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III. None of Triarc, Merger Sub or any other person will have or be subject to any liability or indemnification obligation to Wendy’s or any other person resulting from the distribution to Wendy’s or Wendy’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Wendy’s in “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III.

Section 5.13      Rights Plan. Wendy’s shall take all further action (in addition to that referred to in Section 3.19) necessary in order to render the rights granted under the Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement. Prior to the Effective Time, Wendy’s shall not terminate, waive any provision of, exempt any Person (other than Triarc and Merger Sub) from or amend the terms of the Rights Plan (or redeem the rights granted under the Rights Plan).

Section 5.14       Wendy’s Debt Obligations. Wendy’s shall deliver or cause to be delivered, such officers certificates, opinions of counsel and supplemental indentures, if any, required by the Indentures governing Wendy’s 6.250% Senior Notes due 2011, 6.20% Senior Notes due 2014 and 7.00% Debentures due 2025, necessary to effect the Merger in compliance with such Indentures and without any default or event of default arising as a result of the consummation of the merger.

Section 5.15       Stock Exchange Listing. Triarc shall use its reasonable best efforts to cause the shares of Class A Common Stock to be issued in the Merger and upon the reclassification of the Class B Common Stock of Triarc into shares of Class A Common Stock to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

Section 5.16      Tax Matters. From and after the date of this Agreement and until the earlier of the Effective Time and the Termination Date, each party shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties, knowingly take any actions or cause any actions to be taken which would reasonably be expected to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code.

Section 5.17	Triarc Board; Ticker Symbol.

(a)           Triarc shall take all requisite action to cause, effective as of the Effective Time, the board of directors of Triarc to consist of twelve members, all of whom shall be elected annually, 10 of which shall be current directors of Triarc and two of which shall be current Wendy’s directors designated by Wendy’s and reasonably acceptable to Triarc. The two Wendy’s designees shall be nominated for election at the next meeting of Triarc’s stockholders at which directors are to be elected. At the first meeting of the board of directors of Triarc following the Effective Time, the board shall elect one of its members to the position of chairman.

(b)          Triarc shall seek the approval of the New York Stock Exchange to change the ticker symbol for its Class A Common Stock listed on the New York Stock Exchange to “WEN” from and after the Effective Time.

Section 5.18      Maintenance of Business Operations. For a period of five years following the Closing Date, Triarc shall not propose or recommend to its stockholders an amendment to Section 3 of Article 1 of its Bylaws (as in effect immediately following the Effective Time).

Section 5.19      Triarc Transaction Support. Subject to applicable proxy solicitation rules and all other applicable Laws, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, beginning as soon as practicable after the date hereof, Triarc will cause key officers of Triarc, including Roland Smith, the person to be the Chief Operating Officer of Wendy’s following the Effective Date and the person to be the Chief Marketing Officer of Wendy’s after the Effective Date, to make themselves available for meetings (in person except where reasonably impractical to do so) with up to 20 Wendy’s shareholders and 20 Wendy’s franchisees, in each case as identified from time to time by Wendy’s in consultation with Triarc, for the purpose of informing such shareholders and franchisees regarding the business of Triarc and its Subsidiaries and the business plan and prospects for the combination of Wendy’s and Triarc.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)           The Wendy’s Shareholder Approval and the Triarc Stockholder Approval shall have been obtained and the Triarc Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

(b)           No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been adopted or entered and shall continue to be in effect.

(c)           (i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated, (ii) if the Merger is pre-merger notifiable under part (ix) of the Competition Act, the Commissioner of Competition (the “Commissioner”) shall have issued an advance ruling certificate pursuant to section 102 of the Competition Act; or (A) the applicable waiting period under section 123 of the Competition Act has expired, been terminated or waived pursuant to section 113(c) of the Competition Act and (B) the Commissioner shall have advised Triarc and Wendy’s, in writing, on terms satisfactory to Triarc and Wendy’s that she has no intention to file an application under Part VIII of the Competition Act in connection with and upon the reclassification of the Class B Common Stock of Triarc into shares of Class A Common Stock and the Merger and (iii) any other Wendy’s Approvals or Triarc Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement shall have been obtained, other than (x) with respect to Wendy’s, any Wendy’s Approvals the failure to obtain which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s Material Adverse Effect, and (y) with respect to Triarc, any Triarc Approvals the failure to obtain which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect.

(d)          The Form S-4 shall have been declared effective under the Securities Act, no stop order suspending the effectiveness thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(e)           The shares of Class A Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 6.2         Conditions to Obligation of Wendy’s to Effect the Merger. The obligation of Wendy’s to effect the Merger is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of Triarc and Merger Sub set forth in this Agreement (other than those contained in Sections 4.2(a), 4.3(a), 4.3(b), 4.3(c) and 4.19 which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Triarc Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. The representations and warranties set forth in Sections 4.2(a), 4.3(a), 4.3(b), 4.3(c) and 4.19 shall be true and correct in all respects (except, in the case of Sections 4.3(a), 4.3(b) and 4.3(c), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b)          Triarc shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Triarc shall have delivered to Wendy’s a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)          Triarc shall have prepared amendments to each Current UFOC and each Current IFOC satisfactory to Wendy’s and filed applications for registration of each amended Current UFOC and each amended current IFOC where required by applicable Laws, so that Triarc Franchise Agreements can be entered into in accordance with applicable Law by Triarc or any of its Subsidiaries immediately after the Merger is effected.

(e)           Consistent with Section 2.2(c), Triarc shall have caused to be deposited with the Exchange Agent shares of Class A Common Stock in an aggregate amount sufficient to pay the Merger Consideration in respect of all Common Shares.

(f)           Wendy’s shall have received the opinion of Winston & Strawn LLP, counsel to Wendy’s, or other counsel reasonably acceptable to Wendy’s, dated as of the Closing Date, in form and substance reasonably satisfactory to Wendy’s, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization as described in Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from such persons and in such form and substance as may reasonably be required by Winston & Strawn LLP or such other counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion. Winston & Strawn LLP or such other counsel shall, in rendering its opinion, be entitled to rely on the facts, representations and assumptions contained in such letters.

(g)          An amendment to Triarc’s bylaws in the form attached hereto as Exhibit F shall have become effective.

Section 6.3         Conditions to Obligation of Triarc to Effect the Merger. The obligation of Triarc to effect the Merger is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of Wendy’s set forth in this Agreement (other than those contained in Sections 3.2(a), 3.2(b), 3.3(a), 3.18 and 3.19, which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “Wendy’s Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Wendy’s

Material Adverse Effect. The representations and warranties of Wendy’s set forth in Sections 3.2(a), 3.2(b), 3.3(a), 3.18 and 3.19 shall be true and correct in all respects (except, in the case of Sections 3.2(a) and 3.2(b), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b)           Wendy’s shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Wendy’s shall have delivered to Triarc a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)            Wendy’s shall have prepared amendments to each Current UFOC and each Current IFOC satisfactory to Triarc and filed applications for registration of each amended Current UFOC and each amended current IFOC where required by applicable Laws, so that Franchise Agreements can be entered into in accordance with applicable Law by Wendy’s or any of its Subsidiaries immediately after the Merger is effected.

(e)            Triarc shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Triarc, dated as of the Closing Date, in form and substance reasonably satisfactory to Triarc, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization as described in Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from such persons and in such form and substance as may reasonably be required by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion. Paul, Weiss, Rifkind, Wharton & Garrison LLP shall, in rendering its opinion, be entitled to rely on the facts, representations and assumptions contained in such letters.

(f)           The total number of Dissenting Shares shall not exceed 5% of the issued and outstanding Wendy’s Common Shares as of the Effective Date.

Section 6.4         Frustration of Closing Conditions. Neither Wendy’s nor Triarc may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused entirely or in substantial part by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII
TERMINATION

Section 7.1         Termination and Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after receipt of the Wendy’s Shareholder Approval or the Triarc Stockholder Approval:

(a)	by the mutual written consent of Wendy’s and Triarc;

(b)           by either Wendy’s or Triarc if (i) the Effective Time shall not have occurred on or before December 31, 2008 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect any of its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c)           by either Wendy’s or Triarc if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to have such injunction, order, decree or ruling lifted;

(d)           by either Wendy’s or Triarc (i) if the Wendy’s Meeting (including any postponements or adjournments thereof) shall have concluded and the Wendy’s Shareholder Approval shall not have been obtained or (ii) if the Triarc Meeting (including any postponements or adjournments thereof) shall have concluded and the Triarc Stockholder Approval shall not have been obtained;

(e)           by Wendy’s if it shall not have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement and if Triarc or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date or, if it can be so cured, shall not have been cured within thirty (30) days following receipt of written notice of such breach or failure to perform, stating Wendy’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f)           by Wendy’s prior to the receipt of the Wendy’s Shareholder Approval, if the Board of Directors shall have approved, and Wendy’s shall promptly following such termination enter into, a definitive agreement providing for a Wendy’s Superior Proposal; provided, however, that (i) Wendy’s shall have complied with its obligations under Section 5.3B, and (ii) Wendy’s shall have previously or concurrently made the payment required by Section 7.2;

(g)           by Wendy’s, if (i) the Triarc Board of Directors (or any committee thereof) shall have effected a Triarc Recommendation Withdrawal, (ii) Triarc shall have failed to include the Triarc Recommendation in the Proxy Statement, (iii) the Triarc Board of Directors

(or any committee thereof) shall have recommended or approved any Triarc Takeover Proposal, (iv) the Triarc Board of Directors shall have failed to publicly reaffirm the Triarc Recommendation within five (5) Business Days following receipt of a written request by Wendy’s to provide such reaffirmation following a Triarc Takeover Proposal or (v) Triarc shall have materially breached any of the provisions of Section 5.3A or failed to hold the Triarc Meeting or to use reasonable best efforts to solicit proxies in favor of the approval by the stockholders of Triarc of the Triarc Stockholder Approval;

(h)           by Triarc if it shall not have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement and if Wendy’s shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) is not or cannot be cured by the End Date; or, if it can be so cured, shall not have been cured within thirty (30) days following receipt of written notice of such breach or failure to perform, stating Triarc’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination;

(i)            by Triarc prior to the receipt of the Triarc Stockholder Approval, if the Triarc Board of Directors shall have approved, and Triarc shall promptly following such termination enter into, a definitive agreement providing for a Triarc Superior Proposal; provided, however, that Triarc shall have complied with its obligations under Section 5.3A.

(j)            by Triarc, if (i) the Board of Directors (or any committee thereof) shall have effected a Recommendation Withdrawal, (ii) Wendy’s shall have failed to include the Recommendation in the Proxy Statement, (iii) the Board of Directors (or any committee thereof) shall have recommended or approved any Wendy’s Takeover Proposal, (iv) the Board of Directors shall have failed to publicly reaffirm the Recommendation within five (5) Business Days following receipt of a written request by Triarc to provide such reaffirmation following a Wendy’s Takeover Proposal or (v) Wendy’s shall have materially breached any of the provisions of Section 5.3B or failed to hold the Wendy’s Meeting or to use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Wendy’s Shareholder Approval;

Section 7.2         Effect of Termination. If this Agreement is terminated by Wendy’s pursuant to Section 7.1(f) or by Triarc pursuant to Section 7.1(j), then Wendy’s shall reimburse Triarc and its contemplated financing sources for out of pocket fees and expenses, including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, other Representatives, incurred by Triarc and its contemplated financing sources in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, in an amount equal to $10 million (the “Expenses”), which amount shall be payable by wire transfer of same day funds, prior to or concurrently with such termination, or in the case of a termination pursuant to Section 7.1(j), within two Business Days following, such termination. On any termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the confidentiality agreements referred to in Sections 5.2(b) and 5.2(c) and the provisions of Sections 7.2 and 8.2 through 8.14), and there shall be no other liability on the part of Wendy’s or Triarc to the other except as provided in the

Confidentiality Agreement. Notwithstanding the foregoing, to the extent that any termination of this Agreement results from the willful and material breach by a party of any representation or warranty set forth in this Agreement or from the material and willful breach by a party of any covenant set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.

ARTICLE VIII
MISCELLANEOUS

Section 8.1         No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

Section 8.2         Expenses. Except as otherwise explicitly set forth in Section 7.2 or elsewhere in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Transaction SEC Filings (including applicable SEC filing fees) and all fees paid in respect of any HSR or other regulatory filing shall be shared equally by Triarc and Wendy’s.

Section 8.3         Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which will constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.4         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except to the extent that the provisions of the OGCL are mandatorily applicable with respect to the Merger.

Section 8.5         Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 8.6         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7         Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Triarc or Merger Sub:

Triarc Companies, Inc.

1155 Perimeter Center W., 7th Floor

Atlanta, GA 30338

Telecopy: (678) 514-5344

Attention: General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton and Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telecopy: (212) 757-3990

Attention: Paul D. Ginsberg, Esq.

Jeffrey D. Marell, Esq.

To Wendy’s:

Wendy’s International, Inc.

One Dave Thomas Blvd.

Dublin, Ohio 43017

Telecopy: (614) 764-3243

Attention: General Counsel

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

Robert S. Strauss Building

1333 New Hampshire Avenue, NW

Washington, DC 20036

Telecopy: (202) 887-4288

Attention:	Rick L. Burdick, Esq.
J. Steven Patterson, Esq.

and with a copy to counsel for the Special Committee:

Baker & Hostetler LLP

3200 National City Center

1900 East 9th Street

Cleveland, Ohio 44114-3485

Telecopy: (216) 696-0740

Attention:	Robert A. Weible, Esq.
Matthew A. Tenerowicz, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8         Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

Section 8.10      Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Triarc Confidentiality Agreement, and the Wendy’s Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement and thereof. This Agreement, except for the provisions of Article II and Section 5.9, all of which provisions are intended to be for the benefit of the persons covered thereby and may be enforced by such persons, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.11      Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Wendy’s (acting through the Special Committee, if then in existence), Triarc and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Wendy’s Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the shareholders of Wendy’s, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of Wendy’s; provided further, however, that after the receipt of the Triarc Stockholder Approval, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the New York Stock Exchange require further approval by the stockholders or Triarc the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Triarc. Notwithstanding the foregoing, no failure or delay by Wendy’s or Triarc in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12      Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.13	Interpretation.

(a)           When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have those defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(b)          Any information set forth in one Section or subsection of the disclosure schedule delivered by Wendy’s to Triarc simultaneously with the execution of this Agreement (the “Wendy’s Disclosure Schedule”) shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection; and any information set forth in one Section or subsection of the disclosure schedule delivered by Triarc to Wendy’s simultaneously with the execution of this Agreement (the “Triarc Disclosure Schedule”) shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. For the purposes of this Agreement, “Filed Wendy’s SEC Documents” shall mean Wendy’s Annual Report on Form 10-K (the “Wendy’s 10-K”) for the year ended December 30, 2007 and Wendy’s Current Reports on Form 8-K, in each case, filed between the date of the filing of Wendy’s 10-K and the date that is five (5) Business Days preceding the date of this Agreement (the “Filed Wendy’s SEC Documents”), excluding, in the case of such Filed Wendy’s SEC Documents, any documents incorporated by reference therein, any disclosures set forth in any risk factor section and any “forward-looking statement” (as such term is used therein). For the purposes of this Agreement, “Filed Triarc SEC Documents” shall mean Triarc’s Annual Report on Form 10-K for the year ended December 30, 2007 (the “Triarc 10-K”), and Triarc’s Current Reports on Form 8-K, in each case, filed between the date of the filing of the Triarc 10-K and the date that is five (5) Business Days preceding the date of this Agreement (the “Filed Triarc SEC Documents”), excluding, in the case of such Filed Triarc SEC Documents, any documents incorporated by reference therein, any disclosures set forth in any risk factor section and any “forward-looking statement” (as such term is used therein).

Section 8.14	Definitions.

(a)           References in this Agreement to “Subsidiaries” of any party mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Triarc, the actual knowledge of the Persons set forth in Section 8.14(a) of the Triarc Disclosure Schedule, and (ii) with respect to Wendy’s, the actual knowledge of the Persons set forth in Section 8.14(a) of the Wendy’s Disclosure Schedule. As used in this Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Ohio and New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. As used in this Agreement,

Each of the following terms is defined on the page set forth opposite such term:

Acceptable Triarc Confidentiality Agreement

Acceptable Wendy’s Confidentiality Agreement

Action

Advisor

Affiliate Transactions

affiliates

Agreement

Board of Directors

Book-Entry Shares

Business Day

Cancelled Shares

CAP

Certificate of Merger

Certificates

Class A Common Stock

Class B Common Stock

Closing

Closing Date

Code

Commissioner

Common Share

Common Shares

Commonly Controlled Entity

Competition Act

control

Converted Stock Option

Converted Stock-Based Award

Copyrights

Current IFOC

Current UFOC

Dissenters Determination Date

Dissenting Shares

DOL

Earnings Claim(s)

Effective Time

End Date

Environmental Law

ERISA

Exchange Act

Exchange Agent

Exchange Agent Agreement

Exchange Fund

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Exchange Ratio

Expenses

Filed Triarc SEC Documents

Filed Wendy’s SEC Documents

Foreign Franchises

Forms S-4

Franchise

Franchise Agreement

Franchise Agreements

Franchised Restaurant

Franchisee

FTC Rule

GAAP

Governmental Entity

Hazardous Substance

HSR Act

IFOC

Indebtedness

Indemnified Party

Intellectual Property

IRS

Key Employee

knowledge

Law

Laws

Leased Real Property

Lien

Losses

Material Subsidiaries

Merger

Merger Consideration

Merger Sub

MultiEmployer Plan

New Plans

Newly Authorized Stock

OGCL

Old Plans

Owned Intellectual Property

Owned Real Property

Patents

PBGC

Permitted Liens

person

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Preferred Stock

Proxy Statement

Real Property Leases

Real Property Subleases

Rebates

Recommendation

Recommendation Withdrawal

Registration Laws

Regulatory Law

Relationship Laws

Representatives

Restricted Shares

Rights Plan

Sarbanes-Oxley Act

SEC

Section 16

Securities Act

SPD

Special Committee

Subsidiaries

Superior Proposal Notice

Surviving Corporation

tail

Tax Return

Taxes

Termination Date

Title IV Plan

Trademarks

Transaction SEC Filings

Triarc

Triarc 10-K

Triarc Advisor

Triarc Affiliate Transactions

Triarc Approvals

Triarc Benefit Agreement

Triarc Benefit Plans

Triarc Board of Directors

Triarc Charter Amendment

Triarc Class B Common Stock

Triarc Confidentiality Agreement

Triarc Convertible Notes

Triarc Disclosure Schedule

Triarc Foreign Franchises

Triarc Foreign Plan

Triarc Franchise

Triarc Franchise Agreement

Triarc Franchise Agreements

34 20 25 26 29 11 67 30 77 30 63 72 26 12 12 74 11 15 1 91 68 2 78 22 22 52 16 24 20 1 91 48 52 33 38 38 1 48 34 64 34 91 50 38 50 50 50

Triarc Franchised Restaurant

Triarc Franchisee

Triarc Joint Ventures

Triarc JV Contracts

Triarc Key Employee

Triarc Leased Real Property

Triarc Material Adverse Effect

Triarc Material Contracts

Triarc Meeting

Triarc Option Plans

Triarc Owned Intellectual Property

Triarc Owned Real Property

Triarc Permits

Triarc Post-Signing Returns

Triarc Preferred Stock

Triarc Real Property Leases

Triarc Real Property Subleases

Triarc Recommendation Withdrawal

Triarc Recommendations

Triarc SEC Documents

Triarc Stockholder Approval

Triarc Stockholder Approval Matters

Triarc Superior Proposal

Triarc Takeover Proposal

Triarc Voting Agreement

UFOC

UFOC Guidelines

United States Jurisdictions

WARN Act

Wendy’s

Wendy’s 10-K

Wendy’s Approvals

Wendy’s Articles

Wendy’s Benefit Agreement

Wendy’s Benefit Plans

Wendy’s Confidentiality Agreement

Wendy’s Disclosure Schedule

Wendy’s Employees

Wendy’s Foreign Plan

Wendy’s Joint Ventures

Wendy’s JV Contracts

Wendy’s Material Adverse Effect

Wendy’s Material Contracts

Wendy’s Meeting

Wendy’s Performance Unit

Wendy’s Permits

Wendy’s Post-Signing Returns

50 51 51 51 46 47 32 49 71 34 46 47 37 61 34 47 48 64 33 35 48 49 66 66 1 30 30 30 23 1 91 11 9 15 15 64 91 73 15 30 30 8 27 71 72 13 62

Wendy’s Preferred Shares Wendy’s Regulations Wendy’s SEC Documents Wendy’s Share Plans Wendy’s Share-Based Award	9 9 12 9 72	Wendy’s Shareholder Approval Wendy’s Stock Options Wendy’s Superior Proposal Wendy’s Takeover Proposal Wendy’s Voting Agreement	26 71 69 69 1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TRIARC COMPANIES, INC.
By:	/s/ Nils H. Okeson
Name: Nils H. Okeson Title: SVP & General Counsel

GREEN MERGER SUB, INC.
By:	/s/ Nils H. Okeson
Name: Nils H. Okeson Title: SVP & General Counsel

WENDY'S INTERNATIONAL, INC.
By:	/s/ Kerri B. Anderson
Name: Kerri B. Anderson Title: CEO & President

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